Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement – 2009 Annual Meeting of Shareholders

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

TEAM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

200 Hermann Drive

Alvin, Texas 77511

(281) 331-6154

Notice of 2009 Annual Meeting and Proxy Statement

August 18, 2009

To Our Shareholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2009 Annual Meeting of Shareholders of Team, Inc. The Annual Meeting will be held on Thursday, September 24, 2009 at 3:00 p.m., local time, at our headquarters located at 200 Hermann Drive, Alvin, Texas 77511. A notice of the meeting, a Proxy Statement and a proxy card containing information about the matters to be voted upon are enclosed.

In addition to the Proxy Statement, you should have also received a copy of our Annual Report on Form 10-K for the fiscal year ended May 31, 2009. We encourage you to read the Form 10-K. It includes information about our operations as well as our audited, consolidated financial statements. If you did not receive a copy of our 2009 Annual Report on Form 10-K, it, along with this Proxy Statement, are available on our website at www.teamindustrialservices.com/proxy2009.

Please use this opportunity to take part in the affairs of our company by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or vote electronically via the Internet or telephone. See “About the Annual Meeting—How do I vote by proxy?” in the Proxy Statement for more details. Instructions for each type of voting are included with the instructions on your proxy card. Returning the proxy card or voting electronically does not deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting. However, if your shares are held through a broker or other nominee, you must obtain a legal proxy from the record holder of your shares in order to vote at the meeting.

Sincerely,

Chairman of the Board of Directors and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting.

Our Proxy Statement and 2009 Annual Report are available at

www.teamindustrialservices.com/proxy2009.

i

TEAM, INC.

200 Hermann Drive

Alvin, Texas 77511

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	3:00 p.m., local time, on Thursday, September 24, 2009

Location:	Team, Inc.
200 Hermann Drive
Alvin, Texas 77511

Items of Business:	• To elect three persons to serve as Class II directors to hold office until the 2012 Annual Meeting of Shareholders (Proposal One);

• To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended May 31, 2010 (Proposal Two);

•       To approve the amendment of the First Amended and Restated Team, Inc. 2006 Stock Incentive Plan to establish the maximum amount of compensation that may be paid to a participant for a performance-based award if the performance goal is obtained (Proposal Three);

•       To approve the amendment and restatement of the Team, Inc. Restated Non-Employee Directors’ Stock Plan to authorize stock awards under the Plan, to revise the automatic grant of options under the Plan and to make certain technical revisions (Proposal Four);

• Such other business as may properly come before the meeting, or any adjournment thereof.

Record Date:	The shareholders of record as of the close of business on Friday, August 7, 2009 will be entitled to vote at the Annual Meeting, or any adjournment thereof.

Proxy Voting:	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card sent to you. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card and are included in the accompanying Proxy Statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

YOUR VOTE IS IMPORTANT.

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY.

ii

Page
General	1
About the Annual Meeting	1
Proposal One—Election of Directors	4
Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2010	5
Proposal Three—Approval of amendment of the First Amended and Restated Team, Inc. 2006 Stock Incentive Plan	6
Proposal Four—Approval of amendment and restatement of the Team, Inc. Restated Non-Employee Directors’ Stock Plan	10
Corporate Governance	14
The Board of Directors and Its Committees	16
Compensation of Directors	19
Executive Officers	21
Compensation Committee Report	22
Compensation Discussion and Analysis	23
Executive Compensation and Other Matters	30
Summary Compensation Table	30
Grants of Plan-Based Awards	31
Outstanding Equity Awards at May 31, 2009	32
Option Exercises and Stock Vested	33
Equity Compensation Plan Information	33
Potential Payments Under Various Termination Scenarios	35
Security Ownership of Certain Beneficial Owners and Management	37
Transaction with Related Persons	38
Audit Committee Report	39
Information on Independent Public Accountants	40
Annual Report on Form 10-K	40
Shareholder Proposals	40
Other Business	40
Appendix A—Team, Inc. 2006 Stock Incentive Plan	A-1
Appendix B—Team, Inc. Restated Non-Employee Directors’ Stock Plan	B-1

iii

TEAM, INC.

200 Hermann Drive

Alvin, Texas 77511

(281) 331-6154

PROXY STATEMENT

GENERAL

These proxy materials are being provided to you in connection with the 2009 Annual Meeting of Shareholders of Team Inc. This Proxy Statement, the accompanying proxy card and the Company’s 2009 Annual Report on Form 10-K were first mailed to shareholders on or about August 18, 2009. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Statement, a proxy card and our 2009 Annual Report on Form 10-K and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2009 Annual Report on Form 10-K are available at www.teamindustrialservices.com/proxy2009. Our 2009 Annual Report on Form 10-K does not form a part of the material for the solicitation of proxies.

Unless otherwise indicated, the terms “Team, Inc.”, “Team”, “the Company”, “we”, “our” and “us” are used in these proxy materials to refer to Team, Inc. We are incorporated in the state of Texas and our company website can be found at www.teamindustrialservices.com. Our stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “TISI” and our fiscal year ends May 31 of each year.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Team Inc. (the “Board”) is soliciting your vote in connection with our 2009 Annual Meeting of Shareholders.

What is the purpose of the Annual Meeting?

The meeting will be our regular Annual Meeting of Shareholders. You will be voting on the following matters at our Annual Meeting of Shareholders:

1.	Election of three directors to hold office until the 2012 Annual Meeting of Shareholders (Proposal One);

2.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2010 (Proposal Two);

3.	Approval of the amendment of the First Amended and Restated Team, Inc. 2006 Stock Incentive Plan to establish the maximum amount of compensation that may be paid to a participant for a performance- based award if the performance goal is obtained (Proposal Three);

4.	Approval of the amendment and restatement of the Team, Inc. Restated Non-Employee Directors’ Stock Plan to authorize stock awards under the Plan, to revise the automatic grant of options under the Plan and to make certain technical revisions (Proposal Four); and

5.	Any other business that may properly come before the Annual Meeting of Shareholders.

How does the Board of Directors recommend I vote?

The Board recommends a vote:

For the election of Vincent D. Foster, Jack M. Johnson, Jr. and Robert A. Peiser as Class II directors;

For the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2010;

For the proposal to approve the amendment of the First Amended and Restated Team, Inc. 2006 Stock Incentive Plan to establish the maximum amount of compensation that may be paid to a participant for a performance-based award if the performance goal is obtained; and

For the proposal to approve the amendment and restatement of the Team, Inc. Restated Non-Employee Directors’ Stock Plan to authorize stock awards.

Who is entitled to vote at the Annual Meeting?

The Board has set August 7, 2009 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned common stock of Team at the close of business on the Record Date may attend and vote at the Annual Meeting of Shareholders.

How many votes can be cast by all shareholders?

Each share of Team common stock is entitled to one vote. There is no cumulative voting. There were 18,853,037 shares of Team common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of Team common stock as of the Record Date must be present at the Annual Meeting of Shareholders in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting of Shareholders if you are present at the Annual Meeting and vote in person, a proxy card has been properly submitted by you or on your behalf, or you have voted on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (i) lacks the discretionary authority to vote on certain matters, and (ii) has not received voting instructions from the beneficial owner in respect of these specific matters.

How many votes are required to approve each proposal in this Proxy Statement?

Election of Directors. Directors are elected by a plurality of the votes cast. This means that the three individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions are not counted for purposes of the election of directors.

Appointment of KPMG. The affirmative vote of a majority of the votes cast of the shares having voting power represented at the Annual Meeting of Shareholders in person or by proxy is necessary for this proposal to be approved. Any shares not voted as a result of abstention or a broker non-vote effectively will be treated as a vote against this proposal because they will count in determining whether the shares are present, but not as a vote for this proposal.

Approval of amendment of the First Amended and Restated Team, Inc. 2006 Stock Incentive Plan to establish the maximum amount of compensation that may be paid to a participant for a performance- based award if the performance goal is obtained. The affirmative vote of a majority of the shares having voting power represented at the Annual Meeting of Shareholders in person or by proxy is necessary for this proposal to be approved. Any shares not voted as a result of an abstention effectively will be treated as a vote against this proposal because they will count in determining whether the shares are present, but not as a vote for this proposal. Broker non-votes will not count for or against this proposal.

Approval of amendment and restatement of the Team, Inc. Restated Non-Employee Directors’ Stock Plan to authorize stock awards under the Plan, to revise the automatic grant of options under the Plan and to make certain technical revisions. The affirmative vote of a majority of the shares having voting power represented at the Annual Meeting of Shareholders in person or by proxy is necessary for this proposal to be approved. Any shares not voted as a result of an abstention effectively will be treated as a vote against this proposal because they will count in determining whether the shares are present, but not as a vote for this proposal. Broker non-votes will not count for or against this proposal.

How do I vote by proxy?

You can vote your shares by completing and returning the proxy card accompanying this Proxy Statement. You also have the option of voting your shares on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board. The Board has designated André C. Bouchard and Ted W. Owen to serve as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on each matter voted upon at the Annual Meeting of Shareholders. Under applicable rules, brokers have the discretion to vote on routine matters, such as the uncontested election of directors.

Who pays for the proxy solicitation and how will the Company solicit votes?

We bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers, and other employees may solicit proxies by personal interview, telephone, facsimile, or email. These individuals will not be paid any additional compensation for any such solicitation. We will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to beneficial owners of such shares. We will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this Proxy Statement, vote by telephone, or vote on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting of Shareholders by providing written notice to our Corporate Secretary at: Team, Inc. Attn.: André C. Bouchard, Corporate Secretary, 200 Hermann Drive, Alvin, Texas 77511, specifying such revocation. You may change your vote by timely delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet or by voting in person at the Annual Meeting of Shareholders. However, please note that if you would like to vote at the Annual Meeting of Shareholders and you are not the shareholder of record, you must request, complete, and deliver a proxy from your broker or other nominee.

PROPOSAL ONE—ELECTION OF DIRECTORS

Nominees for Election

(Proposal No. 1 on the Proxy Card)

Our Restated Articles of Incorporation and Bylaws provide that our Board will consist of not less than six nor more than nine persons, the exact number to be fixed from time-to-time by the Board. The Board has fixed the current number of directors at seven. Our directors are divided into three classes designated as Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The Class I directors serve for a term expiring at the 2011 Annual Meeting of Shareholders, the Class II directors serve for a term expiring at the 2009 Annual Meeting of Shareholders and the Class III directors serve for a term expiring at the 2010 Annual Meeting of Shareholders. At each Annual Meeting of Shareholders, successors to the class of directors whose term expires at that Annual Meeting are elected for a term expiring at the third succeeding Annual Meeting. Each director holds office until the Annual Meeting for the year in which his or her term expires and until a successor has been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.

The Board has nominated the following three persons for election as Class II directors to serve a three-year term expiring on the date of our 2012 Annual Meeting of Shareholders, and until their successors are duly elected and qualified:

•	Vincent D. Foster;

•	Jack M. Johnson, Jr.; and

•	Robert A. Peiser.

Biographical information about each of the nominees is provided under “The Board of Directors and its Committees” below.

Vote Required and Board Recommendation

Directors will be elected by a plurality of votes cast at the 2009 Annual Meeting of Shareholders. Shareholders may not cumulate their votes for the election of directors. Unless contrary instructions are set forth in the proxies, the persons with full power of attorney to act as proxies at the 2009 Annual Meeting will vote all shares represented by such proxies for the election of the nominees named therein as directors. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in the nominee’s stead, of such other persons as our Board may recommend. We have no reason to believe that any of the nominees will be unable or unwilling to stand for election or to serve if elected.

The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees named above.

PROPOSAL TWO—TO RATIFY THE APPOINTMENT OF KPMG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2 on the Proxy Card)

The Audit Committee of the Board of Directors has appointed KPMG LLP as the independent registered public accounting firm of the Company to audit its consolidated financial statements and the effectiveness of its internal controls over financial reporting for fiscal year 2010, and the Board of Directors has determined that it would be desirable to request that the shareholders ratify such appointment.

KPMG LLP has served as the independent registered public accounting firm of the Company and its subsidiaries since May 2002. KPMG LLP is considered by the Audit Committee and by the management of the Company to be well qualified. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Shareholder ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm is not legally required. Nevertheless, at the recommendation of the Audit Committee, the Board of Directors has directed that the appointment of KPMG LLP be submitted for shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the appointment of KPMG LLP at the Annual Meeting, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required and Board Recommendation

The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2010 requires the affirmative vote of a majority of the stock having voting power represented at the Annual Meeting in person or by proxy. Any shares not voted as a result of an abstention or a broker non-vote effectively will be treated as a vote against this proposal because they will count in determining whether the shares are present, but not as a vote for this proposal.

Our Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2010

PROPOSAL THREE—APPROVAL OF THE MAXIMUM AMOUNT OF COMPENSATION THAT MAY BE PAID TO A PARTICIPANT FOR PERFORMANCE BASED AWARDS IF THE PERFORMANCE GOAL IS OBTAINED UNDER THE TEAM, INC. FIRST AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN

(Proposal No. 3 on the Proxy Card)

The Board of Directors asks the shareholders to approve the maximum amount of compensation that may be paid to a participant for performance-based awards if the performance goal is obtained for awards under the First Amended and Restated Team, Inc. 2006 Stock Incentive Plan, now known as the Team, Inc. 2006 Stock Incentive Plan (as amended and restated effective August 1, 2009) (the “Stock Incentive Plan”). Shareholders approved the Stock Incentive Plan at the Company’s Annual Meeting of Shareholders in 2006, approved an increase in shares in 2007 and approved the material terms of performance goals that may apply to awards under the Stock Incentive Plan in 2008. The Board believes that the portion of the Stock Incentive Plan pertaining to performance based awards requires amendment to ensure compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), if the Company desires to take a federal tax deduction for certain compensation awards under the Stock Incentive Plan.

Under the Stock Incentive Plan, the number of shares of common stock authorized for issuance is 5,400,000 shares. The number of authorized shares may be adjusted in the case of a stock split, acquisition or similar event described in Part VII of the Stock Incentive Plan. As of August 1, 2009, 4,748,496 shares have been granted and 651,504 shares remain available for grant under the Stock Incentive Plan. No individual may receive stock options, stock appreciation right awards, stock units, performance-based stock awards, restricted stock or performance share awards for more than 500,000 shares in any year. For performance-based awards denominated in cash, including the value of any shares of stock paid on satisfaction of such awards, the maximum dollar amount that may be granted to any individual in any one calendar year may not exceed $500,000 and payment of any such award must be made not later than 10 years after its date of grant.

Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and the four other most highly compensated officers. The deduction limit does not apply to “qualified performance-based compensation.” Stock options granted under the Stock Incentive Plan are considered qualified performance-based compensation because, among other things, the Stock Incentive Plan was approved by shareholders and the stock options are granted at no less than the fair market value of the Company’s stock on the grant date. However, other types of awards, such as restricted stock, must satisfy additional requirements.

The deduction limit of Section 162(m) of the Code will not apply to compensation payable solely on account of attainment of one or more performance goals if:

•	the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors;

•	the material terms of the performance goals under which the compensation is to be paid are disclosed to the shareholders and approved by a majority vote;

•	the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid; and

•

either the maximum amount of compensation that could be paid to any participant or the formula used to calculate the amount of compensation paid to the participant if the performance goal is attained has been approved by shareholders.

The Board of Directors is submitting this proposal to shareholders for approval of the addition of the maximum number of shares that may be awarded as performance shares and the maximum dollar amount that may be granted as performance-based awards denominated in cash as set forth in the Stock Incentive Plan (the “Performance Goals”), and certain other ministerial changes. If shareholders fail to approve the proposal, the

Company will still be able to make awards under the Stock Incentive Plan, but awards (other than stock options and stock appreciation rights) will be subject to the deduction limit under Section 162(m) of the Code.

A copy of the Stock Incentive Plan is included as Appendix A to this Proxy Statement. Capitalized terms used but not defined in this proposal have the same meaning as in the Stock Incentive Plan.

Material Terms of Performance Goals under the Plan

Awards under the Stock Incentive Plan may be granted to the Company’s employees, directors, consultants and advisors. Under the Stock Incentive Plan, any award may, but need not, be subject to the satisfaction of one or more performance goals. Performance-based compensation will be awarded if the Compensation Committee of the Company’s Board of Directors (the “Committee”), which consists exclusively of independent directors, determines that such awards are in the best interest of the Company and its shareholders. Performance goals for awards will be determined by the Committee and will be designed to support the Company’s business strategy and align participants’ interests with shareholder interests.

Awards (other than stock options and stock appreciation rights) intended to qualify as performance-based compensation under Section 162(m) of the Code will be subject to performance goals based on one or more of the following business criteria as applied, in the Committee’s discretion, to the Company as a whole or a division or business unit of the Company: earnings per share, return on equity, return on invested capital, relative total shareholder return, revenue growth, stock performance, net income, return on sales, return on assets, revenues, expense management, economic value added, cash flow, operating profits and net operating income.

Summary of Other Features of the Plan

The Committee has the sole discretion to administer the Stock Incentive Plan, to grant awards under the Stock Incentive Plan and determine the terms, timing, transferability and method of exercise of awards, as applicable. Except in the case of awards made through assumption of, or in substitution for, outstanding awards previously granted by an acquired company, and except as a result of an adjustment event specified in Part VII, stock-based awards under the Stock Incentive Plan may not have a grant or exercise price (or equivalent) of less than 100% of fair market value of the stock on the date the Committee makes the award.

No awards may be granted under the Stock Incentive Plan after July 31, 2016. The Board of Directors may amend, alter, discontinue or terminate the Stock Incentive Plan at any time. However, shareholder approval must be obtained for any amendment that would increase the number of shares available for awards except as permitted by Part VII of the Stock Incentive Plan.

Certain Federal Income Tax Consequences

The following is a brief summary of the principal federal income tax consequences under current federal income tax laws relating to awards under the Stock Incentive Plan. This summary does not describe state, local or foreign income tax consequences or employment taxes or withholding of employment or income taxes.

Deductibility

Provisions of the Internal Revenue Code of 1986, as amended (the “Code”) limit Team’s income tax deduction for non-performance based compensation paid to the five highest paid executive officers to $1 million per person per year. As provided above the stock options and stock appreciation rights granted under the Stock Incentive Plan are considered performance-based compensation and thus not subject to this limitation. However, depending on whether this proposal is passed, the other awards such as restricted stock, stock units, performance share award and performance based awards will be subject to the dollar limitation if the proposal is not passed and will not be subject to the dollar limitation if the proposal is passed.

Options:

The grant of options under the Stock Incentive Plan will either be in the form of: (a) Incentive Stock Options as defined under Section 422 of the Code (“ISO”), or (b) Nonqualified Stock Options, which are options that do not qualify as Incentive Stock Options under Section 422 of the Code (“NQSO”).

Incentive Stock Options:

The grant of such ISO under the Stock Incentive Plan will not result in federal income tax consequences to either Team or the participant. The remaining tax consequences of the ISO to Team and to the participant will depend on whether certain holding period requirements are met.

A participant who has been granted an ISO will not realize taxable income at the time of the grant or exercise of such option, and Team will not be entitled to a deduction at either such time, if the participant does not dispose of the stock acquired pursuant to such ISO: (a) within two years from the ISO’s date of grant; or (b) within one year after exercising such ISO (collectively (a) and (b), the “Holding Periods”). However, the participant must include the difference between the exercise price and the fair market value of the stock on the date of exercise in alternative minimum taxable income (“AMTI”). If a participant exercises an ISO, thereafter disposes of such stock in the same year, and the amount realized is less than the fair market value on the exercise date, only the difference between the amount realized and the adjusted basis of the stock will be included in AMTI. The participant’s alternative minimum tax basis is increased by the amount of the AMTI recognized when the ISO was exercised. The holding period of the stock received pursuant to the exercise of the ISO begins the day after the exercise and the participant’s basis in such stock will be equal to his exercise price. Upon disposition of the stock received upon exercise of an ISO after the Holding Periods, the difference between the amount realized and the exercise price should constitute a long-term capital gain or loss. Again, under the above circumstances, Team will not be entitled to any deduction for federal income tax purposes.

If a participant disposes of stock acquired pursuant to the exercise of an ISO prior to the end of the Holding Periods, the disposition will be treated as a disqualifying disposition. The participant will be treated as having received, at the time of disposition, compensation taxable as ordinary income equal to the excess of the fair market value of the stock at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale, if less) over the exercise price, and any amount realized in excess of the fair market value of the stock at the time of exercise will be treated as a short-term, or long-term capital gain, depending on the holding period of the stock. The holding period of the stock begins the day after the exercise of the option and the participant’s basis in such stock is the exercise price plus any amount realized as ordinary income. In the event of a disqualifying disposition, Team may claim a deduction for compensation paid at the same time and in the same amount as taxable compensation is treated as received by the participant. However, Team will not be entitled to any deduction in connection with any loss to the participant or a portion of any gain that is taxable to the participant as short-term or long-term capital gain.

Nonqualified Stock Options:

The grant of the NQSO under the Stock Incentive Plan will not result in federal income tax consequences to either Team or the participant. At the time the options are exercised, the participant will recognize compensation taxable as ordinary income in an amount equal to the excess, if any, of the fair market value of the stock on the date of exercise over the participant’s exercise price. The participant’s holding period in the stock will start the day after the exercise and the participant’s basis in such stock will be the amount paid for the stock plus the amount recognized as ordinary income. Team ordinarily will be entitled to a business expense deduction at the same time in an amount equal to the amount of income realized by the participant.

Restricted Stock:

The grant of restricted stock will result in compensation taxable as ordinary income to the participant in the year during which the stock becomes vested to the participant. The amount of income recognized is the excess of fair market value of the stock at the time of vesting over any amount paid by the participant for such stock. Stock becomes vested when its holding is no longer subject to a substantial risk of forfeiture, which generally will occur at the first time either: (a) the stock can be transferred; or (b) either: (1) the rights in the stock are not subject to the future performance, or the refraining from the performance, of substantial service by the participant; or (2) the occurrence of a condition related to the purpose of the transfer has been satisfied, and if such condition had not been satisfied, the right to such stock would have been forfeited.

A participant may elect under Section 83(b) of the Code to include in income in the year of receiving the grant of restricted stock (rather than the year it becomes vested) the difference in the fair market value of the stock at the time of receiving the grant less any amount paid by the participant for such stock. The election under Section 83(b) closes the ordinary income tax treatment of the restricted stock on the date of the grant and allows the participant to potentially receive capital gain or loss treatment upon future disposition of the stock. If a participant desires to make this election, such election must be performed by the participant with the Internal Revenue Service within 30 days of the date of grant. In general, once the election is made it is irrevocable.

The participant’s basis in the stock will equal the amount paid, if any, plus the amount recognized as income. The holding period for the participant in the stock will start the day after vesting occurs, if an election under Section 83(b) of the Code is not made, or the day after the grant of the restricted stock if such election is made. Dividends paid by Team on the stock that are not vested and in which an election under Section 83(b) of the Code has not been made will be considered compensation taxable as ordinary income to the participant and compensation expense by Team. Dividends paid by Team on the stock that are vested or in which an election under Section 83(b) of the Code has been made will be considered dividend income to the participant. Team ordinarily will be entitled to a business expense deduction at the same time in an amount equal to the amount of compensation income realized by the participant.

Stock Appreciation Rights:

The grant of a stock appreciation right (“SAR”) under the Stock Incentive Plan will not result in federal income tax consequences to either Team or the participant. The exercise of the SAR by the participant will result in compensation taxable as ordinary income to the participant. The amount of income recognized is the excess of the fair market value of the stock at the time of exercise over the fair market value of the stock at the time of the grant. If the SAR is paid in stock, the participant’s holding period in such stock will start the day after the exercise and the participant’s basis in such stock will be the amount recognized as ordinary income. Team ordinarily will be entitled to a business expense deduction at the same time in an amount equal to the amount of income realized by the participant.

Stock Units, Performance Share Awards, and Performance-Based Awards:

The grant of stock units (“SU”), performance share awards (“PSA”) or performance based awards (“PBA”) will result in compensation taxable as ordinary income to the participant in the year during which the SU, PSA or PBA becomes vested. The amount of income recognized is the excess of fair market value of the property received, cash or stock, at the time of vesting over any amount paid by the participant for such property. The property subject to the SU, PSA or PBA becomes vested when its holding is no longer subject to a substantial risk of forfeiture, which generally will occur at the first time either: (a) the property can be transferred; or (b) either: (1) the rights in the property are not subject to the future performance, or the refraining from the performance, of substantial service by the participant; or (2) the occurrence of a condition related to the purpose of the transfer has been satisfied, and if such condition had not been satisfied, the right to such property would have been forfeited. If stock is issued pursuant to the SU, PSA or BPA the holding period for such stock begins the day after vesting and the participant’s basis in such stock will be equal to the amount paid for such stock plus the amount recognized as ordinary income.

The Board of Directors unanimously recommends a vote FOR the proposal to approve the amendment of the Team, Inc. 2006 Stock Incentive Plan to establish the maximum amount of compensation that may be paid to a participant for performance-based awards if the performance goal is obtained.

PROPOSAL FOUR—APPROVAL OF AMENDMENT TO THE TEAM, INC. RESTATED NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN TO AUTHORIZE THE ISSUANCE OF COMMON STOCK AWARDS UNDER THE PLAN, TO REVISE THE AUTOMATIC GRANT OF OPTIONS UNDER THE PLAN AND TO MAKE CERTAIN TECHNICAL REVISIONS AND IMPROVEMENTS

(Proposal No. 4 on the Proxy Card)

The Board of Directors has adopted, and recommends for shareholder approval, an amendment to the Restated Non-Employee Directors’ Stock Option Plan to: (i) authorize the issuance of common stock awards; (ii) terminate the automatic grant of options; and (iii) make certain technical revisions and improvements.

The Proposed Amendment

Pursuant to the Restated Non-Employee Directors’ Stock Option Plan, which we adopted in December 1991, each non-management director previously received an automatic grant of stock options upon such director’s appointment, reappointment, election or reelection to the Board. Effective June 2006, we adopted FASB No. 123(R) which requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. Consequently, and as a result of the significant increase in the price of our common stock, the accounting expense we have recognized for stock options granted has increased significantly. Thus, in June 2008, the Compensation Committee concluded that stock option grants do not currently have the appropriate value to cost relationship for Team and determined that we would forego, or limit, the use of stock options beginning in fiscal 2009. In July 2009, our Compensation Committee determined that non-management directors would receive annual common stock awards valued at $60,000 following the Annual Meeting of Shareholders, based upon the closing price of our common stock on the Annual Meeting date. Subject to shareholder approval, the Board consequently adopted an amendment to the Restated Non-Employee Directors’ Stock Option Plan to authorize the issuance of common stock awards and to terminate the automatic grant of options. As discussed under “Compensation of Directors,” in addition to annual cash fees, non-management directors will receive an additional $10,000 paid in the form of common stock, for total annual common stock consideration of $70,000 payable to non-management directors. The Board of Directors also adopted an amendment to make certain technical revisions and improvements to the Restated Non-Employee Directors’ Stock Option Plan, including renaming the Restated Non-Employee Directors’ Stock Option Plan as the Restated Non-Employee Directors’ Stock Plan.

We are asking our shareholders to approve the amendment to the Restated Non-Employee Directors’ Stock Option Plan because we believe the ability to issue common stock awards under the plan is important to our continued growth and success. The purpose of the Restated Non-Employee Directors’ Stock Option Plan is to strengthen the ability of the Company to attract and retain the services of experienced and knowledgeable independent individuals as members of the Board by providing them the opportunity to acquire a proprietary interest in the Company so that they will have more incentive to apply their best efforts for the benefits of the Company.

The following summary of the material provisions of the Restated Non-Employee Directors’ Stock Option Plan reflects the terms and conditions of the Restated Non-Employee Directors’ Stock Option Plan, as proposed to be amended (the “Non-Employee Directors’ Stock Plan”). The summary of the Non-Employee Directors’ Stock Plan is qualified by reference to the full text of the Non-Employee Directors’ Stock Plan, a copy of which is attached as Appendix B to this Proxy Statement. Capitalized terms used but not defined in this proposal have the same meaning as in the Non-Employee Directors’ Stock Plan.

Administration

The Board of Directors administers the Non-Employee Directors’ Stock Plan and have such powers and authority as may be necessary for them to carry out their function as described in the Non-Employee Directors’

Stock Plan. The Board will have authority and discretion to construe and interpret the Non-Employee Directors’ Stock Plan and to make other determinations necessary for Non-Employee Directors’ Stock Plan administration, and to prescribe, amend and rescind any rules and regulations relating to the Non-Employee Directors’ Stock Plan.

Eligibility

Only directors who are not employees of the Company or any of its affiliates are eligible to receive Options and/or Awards under the Non-Employee Directors’ Stock Plan.

Option and Award Grants

The Board will have the responsibility to identify the Non-Employee Directors to whom, and the time at which, Options and Common Stock awards (“Awards”) may be granted, the number of shares of Common Stock covered by each Option or Award, to establish the terms and conditions of the respective Option or Award agreements, which need not be identical, including, but without limitation, terms covering the payment of the Exercise Price of the Option and the conditions of the Award.

Shares Subject to Options and Awards

The current number of shares of Common Stock covered under the Non-Employee Directors’ Stock Plan is 1,220,000 shares. Adjustments will be made under the Non-Employee Directors’ Stock Plan in the number of shares of Common Stock which are issuable for grants of Awards and upon exercise of options and in the price per share thereof to protect the holders of options against dilution in the event of a stock split, recapitalization, combination of shares or like event resulting in a change in the number of shares outstanding.

Option Exercise Price

The Non-Employee Directors’ Stock Plan provides that the Option exercise price is the value per share of Common Stock that is equal to one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the last date preceding the Date of Grant on which sales of the Common Stock occurred on NASDAQ. The purchase price for shares purchased pursuant to the Options is generally payable in cash or cashier’s check, presented at the principal offices of the Company promptly after the date the Optionee gives notice to the Company of his or her desire to exercise the Option. The Board may accept payment of the Option price in whole or in part in shares of Common Stock of the Company already owned by the participant.

Duration of Options

Options may be exercisable during the time from the date such Option is vested until ten years from the Date of Grant.

Exercise Period of Options

Except as described below, an Option is exercisable by the Optionee only while the individual continues the director relationship with the Company. In the event of the death of a holder of an Option granted under the Non-Employee Directors’ Stock Plan before the date of expiration of the Option and before termination of his director’s position, such Option will be terminated on the earlier of the date of expiration or the first anniversary of the date of death. If an Optionee’s director position terminates for reasons other than death, his vested Options shall be exercisable for a period ending on the earlier of the expiration date of such Options or the second anniversary of termination of his directorship.

Awardee’s Termination of Directorship

Upon an Awardee’s Termination of Directorship, such Awardee’s Award privileges will be limited to the shares vested at the date of such Termination of Directorship. The Board will determine the vesting and forfeiture provisions, if any, under an Award.

Transferability of Options and Awards

Options granted under the Non-Employee Directors’ Stock Plan are transferable only by will or under the laws of descent and distribution. An Award will not be transferable prior to full, unqualified ownership of the Common Stock, and/or the expiration of any period of forfeiture, except by will or under the laws of descent and distribution.

Termination and Amendments

The Non-Employee Directors’ Stock Plan will terminate when terminated by appropriate action of the Board. Termination of the Non-Employee Directors’ Stock Plan will not alter or impair any of the rights or obligations of any Option or Award which has been granted under the Non-Employee Directors’ Stock Plan prior to the effective date of termination without the express consent of the Optionee or Awardee.

The Board has the power to amend the Non-Employee Directors’ Stock Plan to cause the Options and Awards granted thereunder to conform to applicable law or in any other respect as the Board determines to be in the best interests of the Company. Any amendment or termination of the Non-Employee Directors’ Stock Plan may not alter or impair any of the rights or obligations which may have been granted to or been incurred by any Optionee or Awardee under the Non-Employee Directors’ Stock Plan prior to amendment or termination, unless such action is expressly consented to by the Optionee or Awardee whose rights are affected.

Certain Federal Income Tax Consequences

The following is a brief summary of the principal federal income tax consequences under current federal income tax laws relating to Options and Awards granted under the Non-Employee Directors’ Stock Plan. This summary does not describe state, local or foreign income tax consequences.

Options:

The grant of Options under the Non-Employee Directors’ Stock Plan will not result in federal income tax consequences to either Team or the Optionees. At the time the Options are exercised, the Optionee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the Common Stock on the date of exercise over the Option’s exercise price. Any such income is subject to ordinary income tax rates and employment tax. Team is not required to pay employment taxes or to withhold employment or income taxes on the Optionee’s income since the Optionees are not employees of Team. However, the Optionees will be required to pay self employment tax and income tax on the ordinary income recognized pursuant to the Options. The Optionees holding period in the Common Stock will start the day after the exercise and the Optionee’s basis in such stock will be the amount paid for the stock plus the amount recognized as ordinary income. Team ordinarily will be entitled to a business expense deduction at the same time in an amount equal to the amount of income realized by the Optionee.

Awards:

The grant of an Award will result in ordinary income to the Awardee in the year during which the Common Stock becomes vested to the Awardee. The amount of income recognized is the excess of fair market value of the Common Stock at the time of vesting over any amount paid by the Awardee for such stock. Stock becomes vested when its holding is no longer subject to a substantial risk of forfeiture, which generally will occur at the first time either: (a) the stock can be transferred; or (b) the rights in the stock are not subject to the future performance, or the refraining from the performance, of substantial service by the Awardee.

An Awardee may elect under Section 83(b) of the Code to include in income in the year of receiving an Award (rather than the year it becomes vested) the difference in the fair market value of the Common Stock at the time of receiving the Award less any amount paid by the Awardee for such stock. The election under Section 83(b) closes the ordinary income tax treatment of the Award on the date of the grant and allows the Awardee to potentially receive capital gain or loss treatment upon future disposition of the Common Stock. If an Awardee desires to make this election, such election must be performed by the Awardee with the Internal Revenue Service within 30 days of the date of grant. In general, once the election is made it is irrevocable.

The Awardee’s basis in the Common Stock will equal the amount paid, if any, plus the amount recognized as income. The holding period for the Awardee in the Common Stock will start the day after vesting occurs, if an election under Section 83(b) of the Code is not made, or the day after the grant of an Award if such election is made. Team is not required to pay employment taxes or to withhold employment or income taxes on the income arising from the Award since the Awardee is not an employee of Team. However, the Awardee will be required to pay self employment tax and income tax on the ordinary income recognized pursuant to the Award.

Dividends paid by Team on Common Stock that is not vested and in which an election under Section 83(b) of the Code has not been made will be considered ordinary income to the Awardee and an expense by Team. Dividends paid by Team on Common Stock that is vested or in which an election under Section 83(b) of the Code has been made will be considered dividend income to the Awardee.

Team ordinarily will be entitled to a business expense deduction at the same time in an amount equal to the amount of income realized by the Awardee.

Vote Required for Approval

The affirmative vote of a majority of the stock having voting power represented at the Annual Meeting in person or by proxy is required for the approval of the amendment to the Restated Non-Employee Directors’ Stock Option Plan.

The Board of Directors unanimously recommends a vote FOR the proposal to approve the amendment and restatement of the Team, Inc. Restated Non-Employee Directors’ Stock Option Plan.

CORPORATE GOVERNANCE

Corporate Governance Principles and Materials

We are committed to the enhancement of long-term shareholder value with the highest standards of integrity and ethics. With that in mind, our Board has adopted a set of Corporate Governance Principles to provide an effective corporate governance framework for Team reflecting our core values and providing a foundation for our governance. In support of our Corporate Governance Principles, our Board has adopted charters for each of the committees of the Board and a Code of Ethical Conduct for all of our employees and directors. We believe that we have established procedures and put practices in place which are designed to enhance and protect the interests of our shareholders.

The following corporate governance materials are available and can be viewed and downloaded from our website at www.teamindustrialservices.com on the “Investors” page under “Governance”:

(i)	the Company’s Corporate Governance Principles;

(ii)	details regarding Meetings and Committees of the Board;

(iii)	charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee;

(iv)	the Audit Committee Report;

(v)	the Compensation Committee Report; and

(vi)	the Company’s Code of Ethical Conduct.

A copy of these materials is available to shareholders free of charge on written request to the Company’s Secretary at: Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 200 Hermann Drive, Alvin, Texas 77511.

Director Independence

Our Board believes that the interests of the shareholders are best served by having a substantial number of objective, independent representatives on the Board. For this purpose, a director will be considered “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Team that may impair, or appear to impair, the director’s ability to make independent judgments. The Board has evaluated all relationships between each director and director nominee and Team and has determined that, except for Mr. Hawk, all the directors are “independent” as that term is defined in the applicable rules of NASDAQ. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Transactions with Related Persons” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. There are no family relationships between any nominees, directors and senior executive officers. Mr. Hawk is not independent because of his employment as the Chief Executive Officer (“CEO”) of Team.

During its review of director independence, the Board specifically considered the relationship between Team and the law firm of Chamberlain, Hrdlicka, White, Williams and Martin of Houston, Texas (“CHWWM”), of which Mr. Sidney B. Williams is the sole shareholder of a professional corporation that is a partner in such law firm. CHWWM is a law firm that has provided legal services to Team for many years. Our fee arrangement with CHWWM is negotiated on the same basis as arrangements with other outside legal counsel and is subject to the same terms and conditions. The fees we pay to CHWWM are comparable to those that we pay to other law firms for similar services. The fees we paid to CHWWM in fiscal 2009 were approximately $4,200.

Mr. Williams is compensated by CHWWM on a fixed fee arrangement. While the relationship between Team and CHWWM was not required to be disclosed, the Board still considered this relationship in connection with its analysis of director independence. Based on its review, the Board concluded that this relationship (i) was not material to us or to Mr. Williams, (ii) does not interfere with the exercise of Mr. Williams’ independent judgment, and (iii) did not adversely impact the Board’s determination that Mr. Williams is independent.

The Board will continue to monitor the standards for director independence established under applicable law or NASDAQ listing requirements and will ensure that our Corporate Governance Principles continue to be consistent with those standards.

Lead Independent Director

The Board maintains the position of Lead Director. Mr. Louis A. Waters has served as our Lead Director since June 2007. As duties and responsibilities, the Lead Director (i) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and sets agendas for executive sessions; (ii) monitors and responds directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, with such consultation with the Chairman and CEO or other directors or management as the Lead Director may deem appropriate; (iii) reviews and coordinates meeting agendas, information and schedules for the Board; (iv) ensures personal availability for consultation and communication with independent directors and with the Chairman and CEO or management, as appropriate; (v) provides guidance on director orientation; and (vi) calls special meetings of the independent directors in accordance with our by-laws, as the Lead Director may deem appropriate. Our General Counsel and Secretary supports the Lead Director in fulfilling the Lead Director role. During 2009, the independent directors met as a group four times. These meetings were conducted, without any management director or employees of Team present (except by invitation), to discuss matters related to the oversight and governance of Team, compliance with NASDAQ and Securities and Exchange Commission rules, and the performance of our senior executives.

Communications with the Board of Directors

Our Board has established a process for our shareholders and other interested parties to communicate with the Lead Director or the Board. Such communication should be in writing, addressed to the Board or an individual director to Team, Inc., 200 Hermann Drive, Alvin, Texas 77511, c/o André C. Bouchard, Corporate Secretary. All such correspondence is reviewed by our Secretary’s office, which forwards the material to the applicable director.

Director Education

Pursuant to our Corporate Governance Principles, each member of the Board is provided with a membership in the National Association of Corporate Directors and is encouraged to participate in continuing director education programs.

Succession Planning

The Compensation Committee annually reports to the Board on succession planning and collaborates with the Board to evaluate potential successors to our CEO and senior executives. As part of this process, the Compensation Committee solicits views from the non-management members of the Board and from senior management.

Share Ownership Guidelines; Restrictions on Trading in Company Securities

In an effort to more closely link our non-management directors’ financial interests with those of our shareholders, in July 2008 the Board established share ownership guidelines for our non-management directors. Under these guidelines, our non-management directors are expected to own common stock of Team valued at a minimum of $150,000. Our non-management directors have a three year transition period to meet these guidelines. Newly appointed directors are expected to meet or exceed these guidelines within three years of joining the Board.

In an effort to align the financial interests of our senior executives with those of our shareholders, in July 2008 our Board established share ownership guidelines for our senior executives. Under these guidelines, our CEO is expected to own common stock of Team valued at three times his base salary. The guideline for the rest of our senior executives is one times their base salary. Our senior executives have a three year transition period to meet these guidelines. Newly appointed senior executives are expected to meet or exceed these guidelines within five years of entering their respective positions.

Because short-range speculation in our securities based on fluctuations in the market may cause conflicts of interests with our shareholders, our Insider Trading Policy prohibits trading in options, warrants, puts and calls related to our securities and it also prohibits selling our securities short.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board who will continue serving following the Annual Meeting of Shareholders, as well as background information relating directly to such individuals’ business experience. The persons who have been nominated for election and are to be voted upon at the Annual Meeting of Shareholders are listed first, with continuing directors following thereafter.

Director Nominees

The Board of Directors unanimously recommends a vote FOR the election of the nominees listed below.

Set forth below is certain information as of August 7, 2009 concerning the nominees for election at the 2009 Annual Meeting of Shareholders as Class II directors, including the business experience of each nominee for at least the past five years:

Name	Age	Present Position With the Company	Director Since
Vincent D. Foster	51	Director	2005
Jack M. Johnson, Jr.	70	Director	1992
Robert A. Peiser	61	Director	2006

Mr. Foster has served as CEO of Main Street Capital Corporation, a specialty investment company, since March 2007. Mr. Foster has also been Senior Managing Director of Main Street Capital Partners, LLC (and its predecessor firms), a corporate investment firm, since 1997. Mr. Foster currently serves as a Director of U.S. Concrete, Inc. and Carriage Services, Inc. Mr. Foster holds a Juris Doctor degree and is a Certified Public Accountant.

Mr. Johnson has been Managing General Partner of Wintermann & Company, a partnership that manages approximately 25,000 acres of real estate in Texas used in farming, ranching and oil and gas exploration activities, for more than the past five years. Mr. Johnson is also President of Winco Agriproducts, an agricultural products company that primarily processes rice for seed and commercial sale. Mr. Johnson is also a director of Security State Bank in Anahuac, Texas.

Mr. Peiser is the Chairman and CEO of Omniflight Helicopters, Inc., an air medical services provider, and serves on the Board of Directors of Solutia, Inc., a specialty chemicals manufacturer. Mr. Peiser formerly served as the President and CEO of Imperial Sugar Company, a publicly traded refiner and marketer of sugar products and served on its Board of Directors from April 2002 until January 2008.

Directors Continuing in Office

Set forth below is certain information concerning the four directors continuing in office until the expiration of their respective terms, including the business experience of each director for at least the past five years:

Name	Age	Present Position With the Company	Director Since	Class	Expiration of Present Term
Philip J. Hawk	55	Chairman and CEO	1998	Class I	2011
Emmett J. Lescroat	58	Director	2004	Class III	2010
Louis A. Waters	70	Lead Director	1998	Class I	2011
Sidney B. Williams	74	Director	1973	Class III	2010

Mr. Hawk was appointed as our Chairman of the Board and CEO in November 1998. Mr. Hawk is also a director of NCI Building Systems, Inc.

Mr. Lescroart is a Managing Director of EJL Capital, LLC, a private investment banking firm and has been in this position since 2001. He is also an independent private investor managing his personal investments and has done this since 1996. Mr. Lescroart was Managing Director of Chapman Associates from 2005 until June 2008. For twenty years prior to 1996, he was employed with Cooperheat Company in positions of increased responsibility and authority, becoming CEO in 1983 and remaining in that position until resigning in 1996 to pursue his personal investments business. In August 2004, we acquired certain of the assets of a successor to the Cooperheat entity.

Mr. Waters manages the Waters Group, a family investment company. He was the Founding Chairman of Browning-Ferris Industries, Inc. (NYSE) and served that company from its inception in 1969 until his retirement in March 1997. Mr. Waters was also the Founding Chairman of Tyler Corp (NYSE) serving that company from September 1997 until he retired in March 2002. Mr. Waters serves as the Lead Director of our Board.

Mr. Williams is the sole shareholder of a professional corporation which is a partner in the law firm of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas. He has been a partner in that firm for more than the past five years.

Meetings and Committees of the Board

Board of Directors

Currently, the Board is comprised of seven directors, each serving a three-year term or until his or her successor is duly elected and qualified.

The Board held seven meetings during the fiscal year ended May 31, 2009. No director attended fewer than 75% of the meetings held during the period for which he served as a member of the Board and the committees on which he served. We do not have a formal policy regarding director attendance at our annual meetings of shareholders; however, we do encourage all directors to attend all meetings of shareholders. All directors were in attendance at the 2008 Annual Meeting of Shareholders.

The Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Each committee maintains its own written charter, which can be viewed and downloaded from our website at www.teamindustrialservices.com on the “Investors” page under “Governance”.

Executive Committee

The Executive Committee is composed of Messrs. Hawk, Williams and Waters. The Executive Committee is responsible for assisting with the general management of the business and affairs of Team as needed during intervals between meetings of the Board. The Executive Committee had one meeting during fiscal 2009.

Audit Committee

The Audit Committee is composed of Messrs. Foster (Chairman), Peiser and Johnson. The Audit Committee is charged with the duties of recommending the appointment of the independent certified public accountants; reviewing their fees; ensuring that proper guidelines are established for the dissemination of financial information to the shareholders; meeting periodically with the independent certified public accountants, the Board and certain officers of Team and its subsidiaries to ensure the adequacy of internal controls and reporting; reviewing consolidated financial statements; providing oversight to our internal audit function; and performing any other duties or functions deemed appropriate by the Board. The Board has determined that Mr. Foster and Mr. Peiser are “audit committee financial experts” within the meaning of SEC regulations. In addition, the Board has determined that each member of the Audit Committee is independent, as defined by the applicable listing requirements of NASDAQ. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met five times during fiscal 2009. Further information regarding the Audit Committee is set out in the “Audit Committee Report” below.

Compensation Committee

The Compensation Committee is composed of Messrs. Johnson (Chairman), Lescroart, Waters and Williams. The Compensation Committee reviews management performance and reviews and approves the amounts and types of compensation to be paid to the Chairman and CEO and our other senior executives. The Compensation Committee met seven times during fiscal 2009. Further information regarding the Compensation Committee is set out in the “Compensation Discussion and Analysis” section below.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of the Board was, during fiscal 2009, an officer or employee of Team or any of its subsidiaries, or was formerly an officer of Team or any of its subsidiaries or had any relationship requiring disclosure by Team. During fiscal 2009, no executive officer of Team served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Team.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed of Messrs. Williams (Chairman), Peiser and Waters. The Corporate Governance and Nominating Committee, which met one time during fiscal 2009, is charged with recommending director nominees to the Board; evaluating the contribution and performance of members and committees of the Board; developing appropriate corporate governance principles for Team; and ensuring the processes of the Board are sufficient and consistent with its oversight role of Team. Each member of the Corporate Governance and Nominating Committee is independent, as defined by the applicable listing requirements of NASDAQ.

In considering whether to recommend directors who are eligible to stand for re-election, the Corporate Governance and Nominating Committee may consider a variety of factors, including a director’s contribution to the Board and the ability to continue to contribute productively, attendance at Board and committee meetings and compliance with the Corporate Governance Principles, as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for board service, the results of the annual board self-evaluation, the independence of the director and the nature and extent of the director’s non-Company activities.

Whenever a vacancy occurs in the Board, either because of a newly-created director position or the removal or retirement of an existing director, the Board, acting on the recommendation of the Corporate Governance and Nominating Committee, shall select a person to fill the vacancy and that person shall serve as a director until the next Annual Meeting of Shareholders, at which time such person (or another Board nominee) shall be submitted to our shareholders for election to the Board. The Corporate Governance and Nominating Committee will consider director nominees who the Committee believes have demonstrated a high level of personal and professional integrity and exceptional ability and judgment. The Corporate Governance and Nominating Committee is authorized to use any method it deems appropriate for identifying candidates for Board membership, including recommendations from current directors and recommendations from shareholders. The Corporate Governance and Nominating Committee may engage outside search firms to identify suitable candidates. The Corporate Governance and Nominating Committee is also authorized to engage in whatever investigation and evaluation process it deems appropriate, including a thorough review of the candidate’s background, characteristics, qualities and qualifications and personal interviews with the Committee as a whole, one of more members of the Committee, or one or more other Board members. The Corporate Governance and Nominating Committee will examine whether a director nominee is likely to be effective, in conjunction with other nominees and the continuing directors, in serving the long-term interest of our shareholders. The Corporate Governance and Nominating Committee will also examine other qualifications of a director nominee listed in our Corporate Governance Principles, including experience in formulating policy in areas relevant to Team’s activities as well as skills and business experience that complement the other directors on the Board.

The Corporate Governance and Nominating Committee and the Board will consider nominees for the Board that are recommended by any Team shareholder entitled to vote for the election of directors in the same manner as other candidates. A nominating shareholder must submit any recommendation in writing to the Corporate Governance and Nominating Committee, c/o André C. Bouchard, Corporate Secretary, 200 Hermann Drive, Alvin, Texas 77511, by May 31 each year for consideration for the next Annual Meeting of Shareholders. Such recommendation must be accompanied by a description of each nominee’s qualifications, experience and background, as well as a statement signed by each such nominee consenting to being nominated and, if elected, to serving as director.

Periodic Performance Evaluations of Directors

The Corporate Governance and Nominating Committee conducts periodic individual director performance reviews particularly when a director is standing for re-election.

COMPENSATION OF DIRECTORS

In setting non-management director compensation, the Compensation Committee considers factors it deems appropriate, including market data, and recommends the form and amount of compensation to the Board for approval.

In fiscal 2009, all non-management directors (other than Audit Committee members) received an annual cash fee of $30,000 paid in four equal quarterly installments. The annual cash fee for Audit Committee members, other than the Chairman, was $35,000 paid in four equal quarterly installments. The Chairman of the Audit Committee received an annual cash fee of $40,000 paid in four equal quarterly installments. In addition to the annual cash fees, all non-management directors received an additional $10,000 paid in the form of Team common stock. The stock payments are made July 1 of each year with the number of shares determined by dividing $10,000 by the closing price per share on the preceding business day. 638 shares were issued to each non-employee director on July 1, 2009. Non-management directors do not receive meeting fee payments.

In December 1991, we adopted the Non-Employee Directors Stock Option Plan (the “Non-Employee Director Plan”), which was amended in 1994. The Non-Employee Director Plan, as amended, authorizes the award of stock options for an aggregate of 1,220,000 shares of common stock to our non-management directors. The Non-Employee Director Plan was amended in July 2009, subject to shareholder approval, to authorize the issuance of stock awards to our non-management directors to replace the award of stock options. See proposal number 4 above for a description of the amendments to the Non-Employee Director Plan. The purpose of the Non-Employee Director Plan is to attract and retain the services of experienced and knowledgeable independent individuals as directors, to extend to them the opportunity to acquire a proprietary interest in Team so that they will apply their best efforts for the benefit of Team and our shareholders, and to provide such individuals with an additional incentive to continue in their positions.

Pursuant to the Non-Employee Director Plan, each non-management director has historically received an automatic grant of stock options upon such director’s appointment, reappointment, election or reelection to the Board equal to the product obtained by multiplying 10,000 (adjusted for the August 15, 2007 stock split) by the number of years, or any part of any year, that such director is appointed or elected to serve on the Board of Directors. The exercise price of the options has been equal to the fair market value of Team common stock on the date of grant, and the options expire ten years after the date of grant. Options to purchase 10,000 shares vest on the date of grant and each anniversary thereafter until all of the options granted are fully vested. As a result of the significant increase in accounting costs to our Company for the award of stock options (as described under “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis” section below), our Board decided to forego stock options under the Non-Employee Director Plan in favor of stock awards beginning with fiscal 2009. In July 2008, our Compensation Committee determined that in lieu of stock option grants, non-employee Directors would receive annual stock awards valued at $75,000 following the Annual Meeting of Shareholders. To transition from the stock option grants to the new stock award program, our Board determined that upon each non-employee Director’s appointment, reappointment, election or re-election to the Board such directors would receive annual awards of $75,000 in Company common stock the day following the Annual Meeting of Shareholders determined based upon the closing price of stock on the annual meeting date.

In July 2009, in view of the difficult current market conditions, our Compensation Committee determined that the annual stock award for non-employee directors should be reduced from $75,000 to $60,000. As a result, Mr. Waters and, upon their re-election to the Board, Messrs. Foster, Johnson and Peiser are expected to receive to receive an annual stock award valued at $60,000 in Team common stock the day after the 2009 Annual Meeting of Shareholders determined based upon the closing price of Team stock on the annual meeting date. Following the 2010 Annual Meeting, all previously granted non-employee director stock options will have vested. At that time, all non-employee directors would receive an annual stock award valued at $60,000 in Company common stock the day after the Annual Meeting determined based upon the closing price of Company stock on the Annual Meeting date. Beginning in 2010, the annual $10,000 and $60,000 stock awards will be combined into a single annual $70,000 stock award.

During fiscal 2009, Mr. Waters was awarded 2,032 shares of common stock, pursuant to his election to the Board of Directors at the 2008 Annual Meeting. See Director Compensation table below. No stock options were issued under the Non-Employee Director Plan in fiscal 2009.

The following table sets forth director compensation for fiscal 2009.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)	Total Options Outstanding at May 31, 2009 (#)
Philip J. Hawk (1)	$—	$—	$—	$—	—
Louis A. Waters	$30,000	$85,000	$—	$115,000	90,000
Vincent D. Foster	$40,000	$10,000	$15,934	$65,934	40,000
Jack M. Johnson, Jr.	$35,000	$10,000	$15,934	$60,934	60,000
Robert A. Peiser	$35,000	$10,000	$15,934	$60,934	20,000
Emmett J. Lescroart	$30,000	$10,000	$186,853	$226,853	95,000
Sidney B. Williams	$30,000	$10,000	$183,480	$223,480	90,000

(1)	Mr. Hawk is a Named Executive Officer and as such all of his stock options and stock awards are reported in the Outstanding Equity Awards at Fiscal Year-End table.
(2)	All non-employee directors received a stock award valued at $10,000 on July 1, 2008. In addition, upon his election to the Board, Mr. Waters received a stock award valued at $75,000 on September 26, 2008.
(3)	For a description of the assumptions made in calculating the proportionate share of the grant date fair value of the options recognized during fiscal 2009 in accordance with FASB No. 123R, see Note 10 to the Company’s footnotes to its audited financial statements as filed in the Form 10-K for the year ended May 31, 2009. These amounts reflect our accounting expense for these awards for the year ended May 31, 2009 and do not correspond to the actual value, if any, that may be received by the directors of the Company.

EXECUTIVE OFFICERS

The following table sets forth information regarding our current executive officers as of the Record Date. Each person holds the offices indicated until his successor is chosen and qualified at the regular meeting of the Board of Directors to be held following the 2009 Annual Meeting of Shareholders, or until such officer’s earlier death, retirement, disqualification or removal.

Name of Director or Officer	Age	Officer Since	Position with Company
Philip J. Hawk	55	1998	Chairman of the Board and Chief Executive Officer
Ted W. Owen	57	1998	Senior Vice President, Chief Financial Officer and Treasurer
André C. Bouchard	44	2008	Senior Vice President, Administration, General Counsel and Secretary
John P. Kearns	53	1998	Senior Vice President, Operations Support and Technology Development
David C. Palmore	53	2007	Senior Vice President, TMS Division
Arthur F. Victorson	48	2007	Senior Vice President, TCM Division
Peter W. Wallace	46	2007	Senior Vice President, Commercial Support and Business Development

Information concerning the business experience of Mr. Hawk is provided under the section entitled “Director Nominees.”

Mr. Owen is Senior Vice President, Chief Financial Officer and has served as a Senior Vice President since 2003. Mr. Owen joined Team in February 1998 and in April 1998 was elected Vice President, Chief Financial Officer and Treasurer.

Mr. Bouchard is Senior Vice President, Administration, General Counsel and Secretary and has served in that position since September 2008. Mr. Bouchard joined Team in January 2008 as Senior Vice President,

General Counsel and Secretary. From 1994 until joining Team in 2008, he held various positions with Southern Union Company, including Vice President, Senior Assistant General Counsel, and with Panhandle Eastern Pipe Line Company, LP including Vice President—Administration and General Counsel.

Mr. Kearns is Senior Vice President, Operations Support and Technology Development and has served in that position since 1998. Mr. Kearns joined Team in 1980 as a design engineer and assumed the position of Vice President of Engineering and Manufacturing in 1996. Throughout his career with Team, Mr. Kearns has been involved with our engineering, manufacturing and research and development functions.

Mr. Palmore is Senior Vice President, TMS Division and has served in that position since June 2007. Mr. Palmore joined Team in 1996 as a Regional Manager. From 2004 until June 2007, he served as the Group Vice President—TMS Division.

Mr. Victorson is Senior Vice President, TCM Division and has served in that position since June 2007. Mr. Victorson joined Team at the time of the acquisition of the assets of Cooperheat-MQS, Inc. in 2004. He had been with Cooperheat-MQS, Inc. since 1997. From 2001—2004 he held various management positions with Cooperheat-MQS. From 2006 until June 2007, he served as the Group Vice President—TCM Division.

Mr. Wallace is Senior Vice President, Commercial Support and Business Development. Mr. Wallace joined Team in 1987 as an Operations Supervisor. From 1989 to 1996 he was a Branch Manager, from 1997 to 2000 he was the Managing Director S.E. Asia, and from 2001 to 2004, he was a Regional Manager. From 2005 until June 2007, Mr. Wallace served as a Vice President and General Manager of the Southeast Region of the TMS Division.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such report by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our senior management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

The Board has adopted a written charter for the Compensation Committee, a copy of which is posted on the Company’s website at www.teamindustrialservices.com on the “Investors” page under “Governance”.

Jack M. Johnson, Jr., Chairman

Emmett J. Lescroart

Louis A. Waters

Sidney B. Williams

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our executive compensation policies are designed to provide aggregate compensation opportunities for our senior executives, including the Named Executive Officers (identified below under “Executive Compensation and Other Matters”), that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are to:

•	align executive pay and benefits with the performance of Team; and

•	attract, motivate, reward, and retain the broad-based management talent required to achieve our corporate directives.

Role of the Compensation Committee

The Compensation Committee of the Board, which is composed entirely of non-employee directors, reviews and approves our executive compensation program for all senior executive officers, including the Named Executive Officers, to ensure that our compensation program is adequate to attract, motivate, and retain well-qualified senior executives and that it is directly and materially related to the short-term and long-term objectives of Team and our shareholders as well as Team’s operating performance. The Compensation Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with our compensation philosophy. To carry out its role, among other things, the Compensation Committee:

•	reviews our major compensation and benefit practices, policies, and programs with respect to senior executives;

•	reviews appropriate criteria for establishing performance targets for senior executive compensation;

•	determines appropriate levels of senior executive compensation by periodically conducting a competitive evaluation, reviewing proprietary and proxy information; and

•	ensures that our incentive stock plans for senior executives are administered in accordance with our compensation objectives.

The Compensation Committee is authorized to act on behalf of the Board on all issues pertaining to the compensation of our senior executive officers, including individual components of total compensation, goals and performance criteria for incentive compensation plans, the grant of equity awards, and short and long-term incentive plan design. However, it is the practice of the Compensation Committee to fully review its activities and recommendations with the full Board.

Compensation Philosophy and Process

Our compensation philosophy, as implemented through the Compensation Committee, is to match executive compensation with the performance of Team and the individual by using several compensation components for our senior executives. The Compensation Committee endeavors to support our commitment to generating increases in shareholder value. In addition, the Compensation Committee reviews each senior executive’s ownership interest in Team in compliance with our share ownership guidelines for senior executives (as described under Corporate Governance—Share Ownership Guidelines). The compensation and related programs are designed to reward and motivate executives for the accomplishment of our commitment to our shareholders and to recruit and retain key employees. The components of the compensation program for our senior executives consist of:

•	annual base salaries;

•	annual performance-based incentives paid in cash;

•	long-term performance-based incentives issued as equity awards pursuant to Team’s stock incentive programs; and

•	benefits.

Unlike many other companies our size, we offer no other executive perquisites other than a car allowance. We do not provide supplemental executive retirement plans, deferred compensation programs, special allowances, and special medical or insurance plans. While committed to maintaining a competitive overall executive compensation program, the Compensation Committee prefers this streamlined approach with minimal special executive benefits.

Our overall compensation philosophy is to target base compensation for senior executives at approximately the market median for similarly situated executives, adjusted to support Company objectives, and to provide opportunities to exceed the targeted median incentive compensation levels through annual performance-based incentives paid in cash and through long-term performance-based incentives. In certain circumstances, we may target base and incentive compensation above or below the competitive median to help attract or retain executives, as necessary, or to recognize differences in their qualifications, responsibilities, role criticality and/or potential. In evaluating senior executive performance for establishing the components of our compensation program, on an annual basis we consider a variety of factors including: the economic environment, Company operating and financial performance, subjective evaluations of the performance of the senior executive officers, retention, past contributions and future potential. We believe these targeted levels are appropriate in order to motivate, reward, and retain our executives, each of whom has leadership talents and expertise that make him attractive to other companies.

Additionally, we believe our compensation program is designed so as not to encourage executives to take unreasonable risks that may harm stockholder value. This is achieved by striking an appropriate balance between short-term and long-term incentives, by placing caps on our incentive award payout opportunities, and by having stock ownership and stock retention requirements.

Compensation decisions are made by the Compensation Committee, based in part on detailed compensation tally sheets for each of our senior executives received from Team’s management. These tally sheets include all components of compensation, including salaries, annual bonuses, stock-based compensation, other perquisites, retirement programs, and severance programs, for each of the last three fiscal years.

From time to time, the Compensation Committee has retained third party independent consultants and other experts it deems necessary to provide advice as to market levels of compensation and compensation trends. Most recently, the Compensation Committee commissioned an executive compensation study by Longnecker & Associates (“Longnecker”) that was completed in the spring of 2008 to provide benchmarking data and recommendations for senior executive compensation for fiscal 2009. In addition, Longnecker provided advice and recommendations to the Compensation Committee in August and September 2008 related to long term incentive compensation for our CEO.

Benchmarking Tools

In reviewing the appropriate range of overall compensation and the appropriate ranges of the components of compensation, the Compensation Committee must ensure that compensation is competitive to attract and retain highly qualified executives. To facilitate this objective, the Compensation Committee, as a rule, considers various compensation surveys and proxy statement compensation information for companies of comparable size and complexity to us and with whom we compete for talent.

Role of the External Compensation Advisor

In considering fiscal 2009 compensation for our senior executive officers, the Compensation Committee engaged Longnecker in the spring of 2008 as its external compensation advisor. Longnecker’s primary tasks for fiscal 2009 included advising the Compensation Committee in its evaluation of the Company’s overall compensation program for senior executives as benchmarked against industry peer organizations.

In March 2008, Longnecker presented the Compensation Committee with an evaluation of the Company’s overall compensation program for its senior executives and made recommendations with respect to value ranges of long-term incentive grants as well as the form of such equity compensation. Longnecker’s analysis was utilized by the Compensation Committee in their consideration of all aspects of the Company’s compensation programs and to establish base salaries, short-term cash incentives and long term equity incentive awards for our senior executive officers for fiscal 2009.

Longnecker was engaged by, and reported directly to, the Compensation Committee. Longnecker was selected by the Compensation Committee after the Compensation Committee requested proposals from three compensation consulting firms and the Chairman of the Compensation Committee conducted interviews with two of the consulting firms. Both Longnecker and the Compensation Committee acknowledged that, in order to perform the services requested by the Compensation Committee, Longnecker needed to obtain information and data from, and otherwise interact with, management. Management did not, however, direct Longnecker’s activities. The Company paid Longnecker approximately $22,200 for the services of the independent consultant during fiscal 2008 and $ 9,800 for services during fiscal 2009. Longnecker has not performed any other services for the Company.

2009 Peer Analysis

In addition to such factors as Company and individual performance, the Compensation Committee from time to time also considers the competitiveness of the Company’s compensation programs as compared to its “peer group”. At the request of the Compensation Committee, Longnecker compared “total compensation” (base salary, short-term cash incentives, long-term equity incentives, benefits and perquisites), both as to amount and form, for specified Company senior executive positions to comparable positions at the following companies:

•	T-3 Energy Services, Inc.

•	Furmanite Corporation

•	CIRCOR International, Inc.

•	ENGlobal Corporation

•	Cal Dive International, Inc.

•	Northwest Pipe Company

•	Superior Well Services, Inc.

•	Insituform Technologies, Inc.

•	NATCO Group, Inc.

Longnecker selected the peer group and we consider this peer group to be generally representative of the diverse business segments in which we compete for talent.

Although results varied by individual, the survey found that the Named Executive Officers, as well as the senior executives included in the analysis, generally fell within the median of their respective benchmarks in total compensation, consistent with the Company’s compensation philosophy and strategy. Based in part on the analysis and report provided by Longnecker and on the factors listed under Compensation Philosophy and Process above, the Compensation Committee believes the total compensation for our Named Executive Officers is consistent with the compensation philosophy of the Company.

Annual Base Salaries

The annual base salary of our CEO is decided solely by the Compensation Committee in executive session without management present. The annual base salaries of other Named Executive Officers are determined by the Compensation Committee with input or recommendations from the CEO. None of the Named Executive Officers have employment agreements. The Compensation Committee believes that salary levels should generally be targeted at the median level for the competitive market, with consideration for the unique qualifications and experience of the individual executives, because it believes that level is appropriate to motivate and retain our Named Executive Officers.

Fiscal 2009 and 2010 Salary Decisions

In determining fiscal 2009 salary levels, the Compensation Committee recognized the expansion our business achieved during fiscal 2008 reflected in 50% revenue growth and 52% growth in net income. The Compensation Committee also noted the five-year average annual shareholder return of greater than 50%. With this strong performance as a context, the Compensation Committee granted an average 10% base salary increase to each named executive officer effective June 2008. The increase for each senior executive reflected the Compensation Committee’s assessment of the senior executive officer’s level of responsibility, contribution, experience, performance and competitive conditions.

In view of the difficult current market conditions, the Compensation Committee made no adjustments to fiscal 2010 base salaries for any Named Executive Officer or senior executive, except for the CEO. The CEO proposed, and the Compensation Committee approved, a 5% reduction in the CEO’s base salary effective July 18, 2009.

Annual Performance-Based Incentives Paid in Cash

We use annual performance-based incentives paid in cash to focus our executive officers on financial and operational objectives that the Compensation Committee believes are primary drivers of the common stock price over time. The Compensation Committee believes that overall levels of annual performance-based incentives paid in cash should be consistent with the overall performance of Team.

Historically, including fiscal 2009, we have had a performance-based incentive plan for senior executives based upon our annual operating plan. The Compensation Committee annually approves the performance metrics, levels and relevant weighting of each metric following its review of management’s proposals based upon the probability of achieving at different thresholds. The CEO provides the Compensation Committee with performance-based incentive recommendations for each officer, other than himself, as well as a proposed total performance-based incentives pool for all of our employees. The Compensation Committee assesses the performance recommendations for all senior executives and determines the appropriate performance-based incentives recommendation for all of the senior executives, including the CEO, in view of Team’s overall performance, individual performance, and the resulting size of the overall performance-based incentives pool relative to Team’s earnings. The Compensation Committee has discretion to approve payouts for performance above or below the performance metrics in order to take into account extraordinary or unexpected market, business or individual performance events.

Fiscal 2009 Performance-Based Incentives Paid in Cash

In July 2009, the Compensation Committee determined that the Company did not achieve the threshold performance objectives established pursuant to the quantitative measures of the Team, Inc. Executive Incentive Compensation Plan (“the Annual Executive Bonus Plan”) for fiscal 2009. Although none of the Named Executive Officers met their threshold performance objectives under the Annual Executive Bonus Plan, the Compensation Committee exercised its discretion and approved discretionary bonuses for the Named Executive Officers ranging from 59% to 75% of their fiscal 2009 target level and from 53% to 69% of their fiscal 2008 actual cash bonus. The Compensation Committee awarded $220,000 to Mr. Hawk, $120,000 to Mr. Victorson, $110,000 to Mr. Palmore and $105,000 to Messrs. Owen and Wallace. Additional information regarding the threshold, target and maximum performance objectives is reported in footnote 1 under the Grants of Plan-Based Awards table.

As in fiscal 2008, for fiscal 2009 our senior executives participated in an annual bonus program based upon the Annual Executive Bonus Plan approved by our shareholders at the 2007 Annual Meeting. The performance goals established under the Annual Executive Bonus Plan are based upon quantitative measures which make up 80% of the goal and discretionary measures which make up 20% of the goal. The performance goals are established based on the Company’s outlook and budget for the Annual Executive Incentive Plan year. Because of the severe recession that impacted our industry and Team’s business in the second half of fiscal 2009, none of the Named Executive Officers or senior executives of the Company achieved the threshold quantitative performance goals established for fiscal 2009.

In exercising its discretion under the Annual Executive Incentive Plan to award bonuses to Named Executive Officers, the Compensation Committee considered a number of factors. First, despite the deteriorating economic conditions during the second-half of the fiscal year, the Compensation Committee was pleased with the operational and strategic progress of the Company during the fiscal year and believed that the leadership by the Named Executive Officers was a key contributor to this performance. Overall profits in fiscal 2009 were the second highest in Company history, approximately 3% less than the record profits earned by Team in fiscal 2008. In addition, the Compensation Committee considered the favorable profit margins, cash flow, and return on investment achieved by the Company for the fiscal year. Second, the performance objectives established under the Annual Executive Bonus Plan at the beginning of fiscal 2009 assumed a good economic environment and the Compensation Committee recognized that it had not anticipated the impact a severe recession could have on our industry, the Company and the performance objectives established under the Annual Executive Incentive Plan. As a result, the Compensation Committee determined the performance objectives were not realistic objectives for fiscal 2009 and elected to exercise its discretion to take the unforeseen market conditions into account. Third, the Compensation Committee considered the relationship of the total incentive payments under the Annual Executive Bonus Plan to the Named Executive Officers as a percentage of Company pre-tax operating profits. For fiscal 2009, the Named Executive Officers’ received 1.6% of pre-tax operating profits and in fiscal 2008 the Named Executive Officers received 2.4 % of pre-tax operating profit. For fiscal 2009, the incentive bonuses paid to Named Executive Officers under the Annual Executive Bonus Plan was approximately 60% of the bonuses paid to Named Executive Officers in fiscal 2008 while net income in fiscal 2009 was 97% of the corresponding prior year period. The Compensation Committee believes these decisions are consistent with the Company’s compensation philosophy.

Long-Term Incentive Compensation

The Compensation Committee believes that long-term incentive awards should strengthen alignment with our shareholders, provide incentives tied to our performance and serve as a retention vehicle. We adopted FASB No. 123(R) effective June 1, 2006, which requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. Through fiscal 2008, our share based payments have consisted primarily of stock options. As a result of the significant increase in the price of Team stock the accounting costs we have recognized for stock options granted has increased significantly. In June 2008, the Compensation Committee concluded that stock option grants do not currently have the appropriate value to cost relationship for Team and determined that we would forego, or limit, the use of stock options beginning in fiscal 2009. Going forward, the Compensation Committee intends to emphasize restricted stock and other similar forms of long-term equity awards with time-based vesting. The Compensation Committee believes that time vested restricted stock will act as a retention tool, because the stock will retain some value regardless of our stock price, and create alignment with shareholder interests because the restricted stock value changes as our stock price changes.

Shareholders approved the First Amended and Restated Team, Inc. 2006 Stock Incentive Plan at the 2006 Annual Meeting that allows the Compensation Committee greater flexibility in the structure of specific awards. The Compensation Committee intends to make annual grants of restricted stock units or other equity awards following the Annual Meeting of Shareholders. At the 2008 Annual Meeting of Shareholders, shareholders approved the material terms of performance goals that may apply to awards under the First Amended and Restated Team, Inc. 2006 Stock Incentive Plan. At the Annual Meeting of Shareholders, we are seeking shareholder approval to amend the Stock Incentive Plan to provide for the maximum amount of compensation that may be paid to an employee for performance based awards if the performance goal is obtained. We believe this amendment is necessary to ensure performance-based awards are in compliance with Section 162(m) of the

Code. There were no awards of stock options made to any Named Executive Officer during the fiscal year ended May 31, 2009.

Our CEO makes recommendations to the Compensation Committee regarding the annual long-term incentive awards for our other executives, as well as other Team employees. The Compensation Committee independently reviews the data, considers the CEO’s proposals, consults with outside experts as needed, and makes its own determinations for the granting of any equity-based awards.

Fiscal 2009 Long-Term Incentive Awards

In September 2008, our Compensation Committee approved, and on October 2008 we awarded, grants of restricted stock units to Named Executive Officers, other than Mr. Hawk. In October 2008, our Compensation Committee approved and awarded a performance-based award of restricted stock units to Mr. Hawk. These long-term incentive awards are set forth in the “Stock Awards” table under “Executive Compensation and Other Matters” below. The Compensation Committee engaged the services of Longnecker to evaluate and advise the Compensation Committee as to the amount and structure of the performance-based stock unit award for Mr. Hawk.

The Compensation Committee elected to provide Mr. Hawk with performance-based restricted stock units in order to be compliant with the deduction limitation of Section 162(m) of the Code, which limits the amount of remuneration that the Company may deduct for our CEO. The grant of 27,383 performance-based restricted stock units to Mr. Hawk contains a performance feature that provides that no shares of Company stock are delivered to Mr. Hawk if the Company does not meet a minimum annual net income requirement (the “Performance Goal”). The performance-based restricted stock grant target and the award for Mr. Hawk was approved and granted at an October 2008 meeting of the Compensation Committee. All performance-based restricted stock unit grants were made in the number of shares equal to the approved award dollar value divided by the closing market price of our common stock on the date of grant, rounded up to the nearest whole share. Under the terms of performance-based stock unit award, Mr. Hawk will be awarded performance stock units designated as the number of stock units that may be paid out in shares of Team common stock if the Company achieves the Performance Goal(s). Upon achievement of the annual Performance Goal(s) and the passage of the time vesting requirement, the restrictions will expire in equal annual installments on the first, second, third, fourth, and, if necessary, fifth anniversaries of the grant date, unless earlier terminated in accordance with the Stock Incentive Plan. In the event an annual Performance Goal(s) is not achieved within the performance cycle(s), the Performance Goal(s) may be achieved in subsequent performance cycles upon achievement of the cumulative Performance Goal established by the Compensation Committee. In the event of a change of control (as such term is defined in the performance-based stock unit agreement and the Stock Incentive Plan) of the Company or in the event of Mr. Hawk’s death, any outstanding performance stock units will be accelerated and paid out in Team common stock.

The 6,755 restricted stock units awarded to Messrs. Owen, Palmore, Victorson and Wallace, respectively, permit each of them to receive, upon expiration of applicable restrictions, shares in an amount equal to a specified number of shares of Team common stock. The restrictions on the awards expire in equal annual installments on the first, second, third and fourth anniversaries of the date of grant, unless earlier terminated in accordance with the Stock Incentive Plan. All restricted stock unit grants were made in the number of shares equal to the approved award dollar value divided by the closing market price of our shares on the date of grant, rounded up to the nearest whole share. In the event of a change of control (as such term is defined in the stock unit agreement and the Stock Incentive Plan) of the Company or in the event of a participant’s death, any outstanding performance stock units will be accelerated and paid out in Team common stock.

Compensation Practices—Tax Considerations

In establishing total compensation for our senior executive officers, the Compensation Committee considers the accounting treatment and tax treatment of its compensation decisions, including Section 162(m) of the Code which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) of the Code prevents a company from receiving a federal income tax deduction for compensation paid to a “Named Executive Officer” in excess of $1 million for any year, unless that compensation is “performance-based”. One of the requirements of performance-based compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by a company’s shareholders. To the extent practical, the Compensation Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if necessary to attract, retain and reward high-performing executives.

Employment Agreements

None of the Named Executive Officers have employment agreements. Please see “Executive Compensation and Other Matters—Senior Management Compensation and Benefit Continuation Policy” and “—Potential Payments Upon Termination” for a discussion of severance and change of control benefits pursuant to our policies.

Retirement Plans

Unlike many other companies our size, we do not provide supplemental executive retirement plans or defined benefit pension plans. We offer a defined contribution, or 401(k), plan to our employees based in the United States, including the Named Executive Officers, which beginning in late August 2009 provides an employer match of 50% of up to 4% of the employee’s contribution.

Perquisites and Personal Benefits

We offer no executive perquisites other than a car allowance, which is less than $10,000 per year. We offer medical benefits and life and disability insurance to our employees, including the Named Executive Officers. Personal benefit and perquisite amounts are not considered annual salary for calculation of bonuses, deferred compensation purposes, or 401(k) contribution purposes.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The table below summarizes the total compensation paid or earned by the Named Executive Officers for each fiscal year for the three year period ended May 31, 2009. When setting total compensation for each of the Named Executive Officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Philip J. Hawk,	2009	$550,000	$—	$117,311	$775,288	$220,000	$16,954	$1,679,553
Chairman of the Board and Chief Executive Officer	2008	$496,145	$—	$—	$613,572	$419,000	$17,253	$1,545,970
	2007	$439,423	$—	$—	$260,037	$345,261	$20,865	$1,065,586

Ted W. Owen,	2009	$300,000	$—	$28,951	$145,721	$105,000	$16,467	$596,139
Senior Vice President and Chief Financial Officer and Treasurer	2008	$273,075	$—	$—	$126,310	$152,000	$16,706	$568,091
	2007	$248,077	$—	$—	$58,265	$124,152	$15,051	$445,545

David C. Palmore,	2009	$270,000	$—	$28,951	$142,535	$110,000	$8,162	$559,648
Senior Vice President, TMS Division	2008	$248,077	$—	$—	$120,341	$164,000	$8,864	$541,282
	2007	$218,654	$—	$—	$52,345	$146,900	$2,250	$420,149

Arthur F. Victorson,	2009	$270,000	$—	$28,951	$172,685	$120,000	$6,153	$597,789
Senior Vice President, TCM Division	2008	$248,077	$—	$—	$145,766	$212,000	$3,692	$609,535
	2007	$220,192	$—	$—	$82,515	$150,400	$1,731	$454,838

Peter W. Wallace	2009	$245,000	$—	$28,951	$181,641	$105,000	$10,092	$570,684
Senior Vice President	2008	$223,077	$—	$—	$125,140	$152,000	$9,838	$510,055
	2007	$160,000	$—	$—	$19,020	$70,000	$19,090	$268,110

(1)	The stock awards column represents the dollar amount of share-based compensation expense recognized for financial statement reporting purposes in the applicable fiscal year in accordance with FASB No. 123(R) for restricted stock units (including performance-based restricted stock units) (collectively, the “restricted stock awards”) granted to each of the named executive officers.
(2)	There were no stock option awards in fiscal 2009. For a description of the assumptions made in calculating the proportionate share of the grant date fair value of the options recognized during fiscal 2008 and 2007 in accordance with FASB No. 123R, see Note 10 to the Company’s footnotes to its audited financial statements as filed in the Form 10-K for the year ended May 31, 2009. These amounts reflect our accounting expense for these awards for the years ended May 31, 2009, 2008 and 2007 and do not correspond to the actual value, if any, that may be received by the Named Executive Officers for these awards.
(3)	Represents the bonuses earned for fiscal 2009, 2008 and 2007 under our Annual Executive Bonus Plan. The bonuses are paid subsequent to year end based on the final results for the fiscal year.
(4)	Represents vehicle allowances, the employer contribution to the 401(k) plan and moving expenses.

Grants of Plan-Based Awards

The following table sets forth additional information relating to equity and non-equity incentive plan awards granted to the Named Executive Officers during the fiscal year ended May 31, 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Philip J. Hawk	—	$187,500	$375,000	$750,000	—	$—	$—
	10/15/08	$—	$—	$—	27,383	$—	$750,000

Ted W. Owen	—	$70,000	$140,000	$280,000	—	$—	$—
	10/15/08	$—	$—	$—	6,755	$—	$185,000

David C. Palmore	—	$80,000	$160,000	$320,000	—	$—	$—
	10/15/08	$—	$—	$—	6,755	$—	$185,000

Arthur F. Victorson	—	$80,000	$160,000	$320,000	—	$—	$—
	10/15/08	$—	$—	$—	6,755	$—	$185,000

Peter W. Wallace	—	$70,000	$140,000	$280,000	—	$—	$—
	10/15/08	$—	$—	$—	6,755	$—	$185,000

(1)	The 2009 Annual Bonus Executive Incentive plan was based upon achievement of diluted earnings per share in a range of $1.30 to $2.30 with a target of $1.50. At the threshold earnings level, payouts would generally be 50% of target and at the maximum earnings level payouts would generally be 200% of target. The Committee reviews financial and individual objectives in determining the actual bonus as reported in the Summary Compensation Table. Approved maximum represents maximum in compliance with Section 162(m) of the Internal Revenue Code. Threshold represents the minimum level of performance for which payouts are authorized under our 2009 annual incentive program. For Named Executive Officers, the Committee may use its discretion to award more or less than the threshold or target award regardless of whether the financial targets are met. The actual amount of incentive bonus paid to each Named Executive Officer with respect to fiscal 2009 performance is reported under the non-equity incentive plan compensation column in the Summary Compensation table.
(2)	For a description of the assumptions made in calculating the grant date fair value of the stock awards granted during fiscal 2009 in accordance with FASB No. 123R, see Note 10 to the Company’s footnotes to its audited financial statements as filed in the Form 10-K for the year ended May 31, 2009. These amounts reflect our accounting value for these awards and do not correspond to the actual value, if any, that may be received by the Named Executive Officers for these awards.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of May 31, 2009.

	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable (#)	Unexercisable (#)
Philip J. Hawk	100,000	—		$2.65	10/01/11	—		$—
	10,000	—		$9.69	5/11/15	—		$—
	10,000	—		$9.57	5/12/15	—		$—
	4,000	—		$9.43	5/13/15	—		$—
	30,000	10,000	(1)	$9.23	8/12/15	—		$—
	34,500	11,500	(2)	$9.63	8/17/15	—		$—
	75,000	25,000	(3)	$13.28	1/17/16	—		$—
	60,000	60,000	(4)	$15.27	10/17/16	—		$—
	30,000	90,000	(5)	$30.33	10/15/17	—		$—
	—	—		$—	10/15/18	27,383	(7)	$387,469

Ted W. Owen	24,000	—		$7.84	6/24/14	—		$—
	10,000	—		$8.28	9/23/14	—		$—
	25,500	8,500	(1)	$9.23	8/12/15	—		$—
	10,000	10,000	(4)	$15.27	10/17/16	—		$—
	6,000	18,000	(5)	$30.33	10/15/17	—		$—
	—	—		$—	10/15/18	6,755	(7)	$95,583

David C. Palmore	5,000	—		$8.43	1/28/15	—		$—
	15,000	5,000	(1)	$9.23	8/12/15	—		$—
	10,000	10,000	(4)	$15.27	10/17/16	—		$—
	6,000	18,000	(5)	$30.33	10/15/17	—		$—
	—	—		$—	10/15/18	6,755	(7)	$95,583

Arthur F. Victorson	5,000	—		$8.20	11/9/14	—		$—
	2,500	2,500	(1)	$9.23	8/12/15	—		$—
	20,000	10,000	(6)	$15.97	4/12/16	—		$—
	3,000	6,000	(4)	$15.27	10/17/16	—		$—
	6,000	18,000	(5)	$30.33	10/15/17	—		$—
	—	—		$—	10/15/18	6,755	(7)	$95,583

Peter W. Wallace	7,000	—		$7.84	6/24/14	—		$—
	2,000	—		$8.20	11/9/14	—		$—
	9,000	3,000	(1)	$9.23	8/12/15	—		$—
	3,500	3,500	(4)	$15.27	10/17/16	—		$—
	11,000	33,000	(5)	$30.33	10/15/17	—		$—
	—	—		$—	10/15/18	6,755	(7)	$95,583

(1)	Stock option award on 8/12/2005 that vests at the rate of 25% per year, with vesting dates of 8/12/2006, 8/12/2007, 8/12/2008 and 8/12/2009.
(2)	Stock option award on 8/17/2005 that vests at the rate of 25% per year, with vesting dates of 8/17/2006, 8/17/2007, 8/17/2008 and 8/17/2009.
(3)	Stock option award on 1/17/2006 that vests at the rate of 25% per year, with vesting dates of 1/17/2007, 1/17/2008, 1/17/2009 and 1/17/2010.
(4)	Stock option award on 10/17/2006 that vests at the rate of 25% per year, with vesting dates of 10/17/2007, 10/17/2008, 10/17/2009 and 10/17/2010.
(5)	Stock option award on 10/15/2007 that vests at the rate of 25% per year, with vesting dates of 10/15/2008, 10/15/2009, 10/15/2010 and 10/15/2011.
(6)	Stock option award on 4/12/2006 that vests at the rate of 25% per year, with vesting dates of 4/12/2007, 4/12/2008, 4/12/2009 and 4/12/2010.
(7)	Restricted stock unit award on 10/15/2008 that vests at the rate of 25% per year, with vesting dates of 10/15/2009, 10/15/2010, 10/15/2011 and 10/15/2012.

Option Exercises and Stock Vested in Fiscal 2009

The following table sets forth information, for the Named Executive Officers on (1) stock option exercises during fiscal 2009, including the number of shares acquired on exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip J. Hawk	46,410	$1,612,071	—	$—
Ted W. Owen	—	$—	—	$—
David C. Palmore	19,000	$545,380	—	$—
Arthur F. Victorson	13,000	$286,433	—	$—
Peter W. Wallace	—	$—	—	$—

Equity Compensation Plan Information

The following table sets forth information as of May 31, 2009, with respect to our equity compensation plans previously approved by our shareholders and equity compensation plans not previously approved by our shareholders.

	Equity Compensation Plans
Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of outstanding stock awards(a) (1)	Weighted average exercise price of outstanding options and vesting of outstanding stock awards(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)
Equity compensation plans approved by shareholders	2,509,656	$15.23	651,504
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	2,509,656	$15.23	651,504

(1)	Through July 31, 2009, 12,500 options that were outstanding on May 31, 2009 have been exercised. No stock awards outstanding at May 31, 2009 vested through July 31, 2009.

Senior Management Compensation and Benefit Continuation Policy

In August 2007, the Board adopted a Senior Management Compensation and Benefits Continuation Policy (the “Executive Severance Policy”) that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of continued compensation in the event of a separation from the Company for any reason other than “for cause.” In December 2008, the Executive Severance Policy was amended by our Board of Directors to comply with Internal Revenue Code Section 409A.

The Executive Severance Policy provides generally upon (i) involuntary termination by the Company without cause and (ii) employee voluntary termination for good reason, the terminated executive would receive:

•

a continued salary for a stated period (18 months for the CEO and 12 months for Senior Vice Presidents), a portion of which may be paid in a single lump sum if necessary to satisfy 409A exception requirements;

•	A single lump sum payment ($19,000 for the CEO and $12,500 for the Senior Vice Presidents) to compensate the executives for health and welfare benefits; and

•	access to outplacement assistance paid by the Company for six months.

In exchange for such benefits, the executive must enter into a release agreement and one-year non-competition agreement with the Company. If the employee breaches the non-competition agreement prior to its expiration, we have the right to suspend all subsequent severance payments and to seek restitution for payments already made.

Severance benefits are also triggered when an involuntary termination without cause or voluntary termination for good reason occurs within 90 days before or within 360 days after a change of control. In such event, the terminated executive would generally receive:

•	a supplemental single lump sum salary payment equivalent to 36 months salary for the CEO and 24 months salary for Senior Vice Presidents, payable on the 91st day following termination;

•

a supplemental single sum compensation payment representing annual bonus opportunities, calculated as the higher of the most recent year’s paid bonus or the average bonus paid for the last three years (three times annual bonus opportunity for the CEO and two times annual bonus opportunity for Senior Vice Presidents), payable on the 91st day following termination;

•	a single lump sum payment ($66,000 for the CEO and $44,000 for the Senior Vice Presidents) to compensate the executives for health and welfare benefits paid on 91 st day following termination; and

•	access to outplacement assistance paid by the Company for six months.

These enhanced severance benefits are generally payable 91 days after termination from employment and are only available where both a change in control and an involuntary separation without cause or a voluntary separation for good reason occur. In exchange for such benefits, the executive must enter into a general release agreement with the Company. For purposes of the Executive Severance Policy, the following definitions apply:

A “change in control” is any “change in control event” referred to in Treasury Regulation Section 1.409A-3(i)(5)(i).

A “voluntary separation for good reason” means the termination of employment by the executive upon the occurrence of any of the following events without the consent of the executive:

•	a material diminution in the base compensation of the executive;

•	a material change in geographic work location for an executive to a location more than 50 miles from the executive’s current work location; or

•

a material diminution in the executive’s authorities, duties or responsibilities, and position within the leadership team; provided, however, that a “voluntary separation for good reason” shall not be considered to occur solely because an executive’s authorities, duties or responsibilities, and position are reallocated to other senior executives based on a good faith determination by the Board that such reallocation is necessary in order for the Company adequately to address material growth and/or expansion of the business.

An “involuntary termination of employment without cause” means a termination from employment that is not the result of:

•	a good faith determination by the Board that the executive knowingly committed material acts involving fraud, dishonesty or violations of criminal or other statutes; or

•	a good faith determination by the Board that the executive knowingly violated the Company’s Code of Ethical Conduct.

The Board administers this policy consistent with Section 409A of the Code and makes the final good faith determination on whether or not an involuntary termination is for cause or without cause; whether or not a voluntary termination is for good reason; and whether or not a change of control event has occurred and is objectively determinable.

Potential Payments Under Various Termination Scenarios

As discussed above under “—Senior Management Compensation and Benefit Continuation Policy,” the Board adopted a policy that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of compensation in the event of a separation from the Company for any reason other than “for cause.” Based on the terms of the Executive Severance Policy, the amount of compensation payable to each Named Executive Officer in each situation is listed below. The following information assumes the involuntary termination by the Company without cause, the voluntary termination by the employee for good reason or the change of control and executive termination occurred on May 31, 2009.

Philip J. Hawk: Benefits Payable Upon Termination as of 5/31/09	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$825,000	$—	$—	$19,000	$844,000
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,650,000	$1,257,000	$510,399	$66,000	$3,483,399

Ted W. Owen: Benefits Payable Upon Termination as of 5/31/09	Salary	Incentive Bonus	Outstanding Unvested Options (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$300,000	$—	$—	$12,500	$312,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$600,000	$304,000	$137,403	$44,000	$1,085,403

David C. Palmore: Benefits Payable Upon Termination as of 5/31/09	Salary	Incentive Bonus	Outstanding Unvested Options (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$270,000	$—	$—	$12,500	$282,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$540,000	$328,000	$120,183	$44,000	$1,032,183

Arthur F. Victorson: Benefits Payable Upon Termination as of 5/31/09	Salary	Incentive Bonus	Outstanding Unvested Options (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$270,000	$—	$—	$12,500	$282,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$540,000	$424,000	$107,883	$44,000	$1,115,883

Peter W. Wallace: Benefits Payable Upon Termination as of 5/31/09	Salary	Incentive Bonus	Outstanding Unvested Options (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$245,000	$—	$—	$12,500	$257,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$490,000	$304,000	$110,343	$44,000	$948,343

(1)	All options and restricted stock units vest upon a change in control. This amount represents the net realizable value of the unvested options and restricted stock units at May 31, 2009. This amount is calculated assuming the restricted stock units vest and the unvested options are exercised at the May 29, 2009 close price of $14.15.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock (our only class of voting securities) as of July 31, 2009 of (a) each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, (b) each director or nominee for director, (c) the Named Executive Officers and (d) all senior executive officers and directors as a group. The information shown assumes the exercise by each person (or all directors and officers as a group) of the stock options owned by such person that are currently exercisable or exercisable within 60 days of July 31, 2009. Unless otherwise indicated, the address of each person named below is the address of the Company at 200 Hermann Drive, Alvin, Texas 77511.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Common Stock
Philip J. Hawk	701,764	(2)	3.7%
Ted W. Owen	120,522	(3)	*
David C. Palmore	41,000	(4)	*
Arthur F. Victorson	44,017	(5)	*
Peter W. Wallace	42,913	(6)	*
Louis A. Waters	465,909	(7)	2.5%
Vincent D. Foster	43,101	(8)	*
Jack M. Johnson, Jr.	178,765	(9)	*
Robert A. Peiser	31,373	(10)	*
Emmett J. Lescroart	125,203	(11)	*
Sidney B. Williams	263,577	(12)	1.4%
All directors, nominees and executive officers as a group (13 persons)	2,176,095	(13)	11.6%
MFS Investment Management.	1,001,121	(14)	5.3%
500 Boylston St.
Boston, MA 02116-3741
Thompson, Siegel and Walmsley LLC.	978,565	(14)	5.2%
6806 Paragon Place, Suite 300
Richmond, VA 23230-1824

*	Less than 1% of outstanding common stock.
(1)	The information as to beneficial ownership of common stock has been furnished, respectively, by the persons and entities listed, except as indicated below. Each individual or entity has sole power to vote and dispose of all shares listed opposite his or its name except as indicated below.
(2)	Includes 375,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of July 31, 2009.
(3)	Includes 84,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of July 31, 2009 and 2,405 shares held in an employee benefit plan.
(4)	Includes 41,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of July 31, 2009.
(5)	Includes 39,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of July 31, 2009 and 5,017 shares held in an employee benefit plan.
(6)	Includes 35,500 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of July 31, 2009 and 7,413 shares held in an employee benefit plan.
(7)	Includes 90,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of July 31, 2009.
(8)	Includes 40,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of July 31, 2009.

(9)	Includes 60,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of July 31, 2009.
(10)	Includes 20,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of July 31, 2009.
(11)	Includes 95,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of July 31, 2009.
(12)	Includes 5,730 shares owned by Nancy Williams, Mr. Williams’ wife and 8,000 shares held by Mr. Williams’ adult children. Mr. Williams disclaims any economic interest in these shares. Also includes 90,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of July 31, 2009.
(13)	Includes 1,069,750 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of July 31, 2009 and 29761 shares held in an employee benefit plan.
(14)	Based on the NASDAQ Institutional Ownership report dated August 3, 2009.

We do not know of any arrangement that may at a subsequent date result in a change of control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of reports and written representations furnished to us, we believe that during fiscal 2009 all filings with the SEC by our senior executive officers and directors complied with requirements for reporting ownership and changes in ownership of Team’s common stock pursuant to Section 16(a) of the Exchange Act, except as follows: Mr. Lescroart, a member of the Board of Directors, failed to file timely a May 12, 2009 sale of shares due to an oversight by his advisors. The report was filed promptly on May 15, 2009 when the error was discovered.

TRANSACTIONS WITH RELATED PERSONS

The Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As matters come up, the Company relies on its corporate legal counsel to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based upon the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement.

AUDIT COMMITTEE REPORT

The Audit Committee consists of the three members of our Board identified below. Each Audit Committee member is independent, as defined by the applicable listing requirements of NASDAQ. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2009 with senior management and has discussed with KPMG LLP (“KPMG”), the independent auditors for Team, the matters required to be discussed by statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed the auditors’ independence from Team and its management with KPMG.

The Board has adopted a written charter for the Audit Committee, a copy of which is posted on our website at www.teamindustrialservices.com on the “Investors” page under “Governance”.

The Audit Committee has discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and KPMG, with and without representatives of management, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our accounting principles.

In performing all of these functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of our management and KPMG which, in its report, expresses an opinion on whether or not our annual financial statements conform, in all material respects, with accounting principles generally accepted in the United States and on management’s assessment of the effectiveness of the our internal control over financial reporting. In reliance on the opinions and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2009 filed with the Securities and Exchange Commission.

Audit Committee

Vincent D. Foster, Chairman

Jack M. Johnson, Jr.

Robert A. Peiser

INFORMATION ON INDEPENDENT PUBLIC ACCOUNTANTS

A representative of KPMG is expected to attend the 2009 Annual Meeting with the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions presented at the meeting.

Principal Accountant Fees and Services

The following table sets forth the fees billed by KPMG in each of the past two fiscal years:

	FY 2009	FY 2008
Audit Fees	$835,000	$924,500
Audit-Related Fees	$47,000	$36,000
Tax Fees	$13,000	$—
All Other Fees	$—	$—

Audit-related fees consist of fees associated with the audit of our 401(k) Plan. Tax fees consist of fees associated with the preparation of our Federal and state income tax returns for the subject years.

The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services, permissible non-audit services and related fees conducted by our independent auditor. The Audit Committee meets annually to approve audit and tax fees for the ensuing year. In June 2006, the Audit Committee authorized the Chief Financial Officer to engage KPMG on matters not exceeding $10,000; provided that KPMG is more efficient or uniquely qualified to perform the work for which it is engaged and that such engagement is reported to the full Audit Committee in a timely manner. All of the fees and services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by KPMG did not impact KPMG’s independence in the conduct of their auditing functions.

Under its charter, the Audit Committee has the duty and responsibility for ensuring the rotation of audit partners as required by law as well as periodically evaluating whether to rotate our independent auditors.

ANNUAL REPORT ON FORM 10-K

The Company will send, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended May 31, 2009, including the financial statements and the financial statement schedules, as filed with the SEC, to any person whose proxy is being solicited, upon written request to Team, Inc., Attention: André C. Bouchard Corporate Secretary, 200 Hermann Drive, Alvin, Texas 77511.

SHAREHOLDER PROPOSALS

Any proposal by a shareholder to be presented at our 2010 Annual Meeting of Shareholders must be received by the Company no later than April 28, 2010 in order to be eligible for inclusion in our Proxy Statement and form of proxy used in connection with the 2010 Annual Meeting of Shareholders.

OTHER BUSINESS

Management does not intend to bring any business before the 2009 Annual Meeting of Shareholders other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented at the 2009 Annual Meeting by others. If, however, any other matters properly come before the 2009 Annual Meeting of Shareholders, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

André C. Bouchard

Senior Vice President, Administration, General Counsel & Secretary

August 18, 2009

Appendix A

TEAM, INC.

2006 STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED AUGUST 1, 2009)

WHEREAS, the Team, Inc. 2006 Stock Incentive Plan (the “Plan”) was adopted by the Board of Directors of Team, Inc. (the “Company”) effective on August 1, 2006, and was approved by the shareholders at the Company’s 2006 annual shareholders’ meeting;

WHEREAS, the Plan was amended and restated, effective August 1, 2008, and was approved by the shareholders at the Company’s 2008 annual shareholders’ meeting; and

WHEREAS, it is desirable that the Plan be amended and restated, effective August 1, 2009, to provide for the award of performance-based incentives qualifying under Section 162(m) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, the following Amended and Restated Plan is hereby adopted and approved, effective August 1, 2009.

I. INTRODUCTORY PROVISIONS; DEFINITIONS

1.	History and Purpose. The Plan is an amendment and complete restatement of the Company’s 2006 Stock Incentive Plan. The Plan is intended to advance the interests of the Company, its shareholders, and its subsidiaries by encouraging and enabling selected key employees of the Company, directors, consultants and advisors upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, to acquire and/or increase and retain a proprietary interest in the Company by ownership of its stock.

2.	Definitions.

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliates” means, except to the extent otherwise not permitted under Section 424(f) of the Code, any one or more corporations which are members of a “parent-subsidiary controlled group” as such term is defined in Section 1563(a)(1) of the Code, except that “at least 50 percent” shall be substituted for “at least 80 percent” each place it appears in Section 1563(a)(1) of the Code.

“Award” means any form of award authorized and granted under the Plan, whether singly or in combination pursuant to such terms, conditions, restrictions and/or limitations (if any) as the Committee may establish. Awards granted under the Plan may include:

(i)	Options;

(ii)	Restricted Stock;

(iii)	Stock Appreciation Rights;

(iv)	Stock Units and Performance Share Awards; and

(v)	Performance-Based Awards.

“Board” means the Board of Directors of the Company.

TEAM, INC.

2006 STOCK INCENTIVE PLAN

“Cause” has the meaning designated in the Award Agreement for an individual’s Award.

“Change of Control” means (i) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation other than a transaction undertaken in order to reincorporate in another state (for purposes thereof, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation); (ii) any sale of all or substantially all of the assets of the Company; (iii) the complete liquidation of the Company; or (iv) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities by any “person,” as such term is used in Sections 13(d) and 14(d) of the Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any entity owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company; provided, however, that in no event shall a Change of Control include any transaction following which the former shareholders of the Company continue to represent more than 50% of the combined voting power of the Company’s then outstanding securities, in substantially the same proportions as prior to the transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee, or such other committee comprised solely of individuals who qualify as both “non-employee directors,” as defined in Rule 16b-3(b)(3) promulgated under the Act, and “outside directors,” within the meaning of Section 162(m) of the Code, as designated by the Board of Directors, vested with authority for administration of the Plan by the Board.

“Common Stock” or “Stock” means the Company’s $0.30 par value common stock.

“Company” means Team, Inc., a corporation organized under the laws of the State of Texas, and all successors thereto.

“Date of Grant” means the date on which an Award is granted under the Plan.

“Disability” has the meaning set forth in the Company’s long-term disability plan. In the event no such plan is maintained on the date an individual’s employment is terminated due to Disability, then such term shall have the meaning provided in Section 409A of the Code and the regulations issued pursuant thereto.

“Exercise Price” means a price per share of Common Stock that is equal to one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the last date preceding the Date of Grant on which sales of the Common Stock occurred on the American Stock Exchange or other primary market or exchange on which the Common Stock traded.

“Fair Market Value” of Common Stock as of a given date shall mean the closing sales price of the Common Stock on the applicable exchange or market on the trading day immediately preceding the date as of which Fair Market Value is to be determined or, in the absence of any reported sales of Common Stock on such date, on the first preceding date on which any such sale shall have been reported; provided, however, that if the Common Stock does not trade on the relevant date, such price shall be determined based upon the closing price of the Common Stock on the next preceding date on which trades occurred; and provided further, however, that should the primary market or exchange on which the Common Stock is traded adopt a continuous twenty-four hour trading policy, “Fair Market Value” for purposes of this Plan shall mean the price of the Common Stock on the last trade prior to 4:30 p.m., New York time.

TEAM, INC.

2006 STOCK INCENTIVE PLAN

“Incentive Stock Option” means an Option intended to qualify, and which qualifies as, an “incentive stock option” under Section 422 of the Code.

“Non-qualified Stock Option” means an Option not intended to be (as set forth in the Option Agreement), or which does not qualify as, an Incentive Stock Option.

“Option” means an option granted under the Plan.

“Optionee” means a person to whom an Option, which has not expired, has been granted under the Plan.

“Participant” means an employee, director, consultant or advisor to the Company, who is granted an Award under the Plan.

“Performance-Based Award” means the right of a Participant to receive Stock or cash upon achieving Performance Goals as described in Part VI.

“Performance Share Award” means the right of a Participant to receive Stock or cash upon satisfaction of performance conditions as described in Part V.

“Performance Cycle” means the period determined by the Committee over which the Company’s level of attainment of a Performance Measure shall be determined.

“Performance Goals” means, with respect to any Performance Share Award or Performance-Based Award, one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Measure during a fiscal year or specified Performance Cycle, as applicable.

“Performance Measure” means, with respect to any Performance Share Award or Performance-Based Award, the business criteria established by the Committee to measure the level of performance of the Company as a whole or a division or a business unit of the Company during the fiscal year or Performance Cycle, as applicable. The Committee may select as the Performance Measure any one or combination of objective financial measures, as interpreted by the Committee, which (to the extent applicable) can be determined either on a pro forma or GAAP basis, and either pre-tax or after-tax, including: earnings per share, return on equity, return on invested capital, relative total shareholder return, revenue growth, Stock performance, net income, return on sales, return on assets, revenues, expense management, economic value added, cash flow, operating profits and net operating income.

“Permitted Transferees” means members of the immediate family of the Participant, trusts for the benefit of such immediate family members, and partnerships in which substantially all of the interests are held by the Participant and members of his or her immediate family. An immediate family member shall mean any descendant (children, grandchildren and more remote descendants), including step-children and relationships arising from legal adoption, and any spouse of a Participant or a Participant’s descendant.

“Plan” means this Team, Inc. 2006 Stock Incentive Plan.

“Restricted Period” has the meaning ascribed to it in Part IV.

“Restricted Stock” has the meaning ascribed to it in Part IV.

TEAM, INC.

2006 STOCK INCENTIVE PLAN

“Stock Appreciation Right” means the right of a Participant to receive Stock or cash upon exercise of the Award as described in Part III.

“Stock Unit” means a right to deferred delivery of Stock or cash under an Award described in Part V.

“Successor” means the legal representative of the estate of a deceased Optionee or the person or persons who acquire the right to exercise an Option by bequest or inheritance or by reason of the death of any Optionee.

“Term of Plan” means that period which commences August 1, 2006, and terminates on July 31, 2016, or such earlier date as the Board hereafter determines.

“Termination of Employment” or “Termination of Service” means the cessation of an employee’s relationship as an employee of the Company or Affiliate (for federal tax purposes), or termination of a director’s, consultant’s, or advisor’s service as such for the Company or Affiliate.

3.	Administration of Plan. The Plan shall be administered by a Committee of two or more members. The Committee shall report all action taken by it to the Board. Except when the Board determines otherwise, the Committee shall consist of the members of the Compensation Committee of the Board of Directors. All members of the Committee shall qualify as both “non-employee directors,” as defined in Rule 16b-3(b)(3) promulgated under the Act and “outside directors” within the meaning of Section 162(m) of the Code. The Committee shall have full and final authority in its discretion, subject to the provisions of the Plan, to determine the Participants to whom and the time or times at which Awards shall be granted and the number of shares of Common Stock covered by each Award; to construe and interpret the Plan; to determine and interpret the terms and provisions of the respective Award agreements, which need not be identical as between Participants, including, but without limitation, terms covering the payment of the Option price; and to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons.

4.	Common Stock Subject to the Plan. The aggregate number of shares of Common Stock which may be issued pursuant to Awards under the Plan shall not exceed 5,400,000, subject to adjustment under the provisions of Part VII. The shares of Common Stock to be issued under the Plan may be authorized but unissued shares, shares issued and reacquired by the Company or shares bought on the market for the purposes of the Plan. In the event any Award shall, for any reason, terminate or expire or be surrendered without having been exercised in full, the shares subject to such Award but not issued shall again be available for award under the Plan. The maximum number of shares of Common Stock for which Options, Stock Appreciation Rights, shares of Restricted Stock, Stock Units, Performance Share Awards or Performance-Based Awards that may be awarded during any fiscal year of the Company to any employee shall be 500,000 (the “Maximum Award Limit”). The maximum amount of compensation that may be paid under all Performance-Based Awards denominated in cash (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such Performance-Based Awards) granted to any one individual during any calendar year may not exceed $500,000, and any payment due with respect to a Performance-Based Award shall be paid no later than ten (10) years after the date of grant of such Performance-Based Award.

5.	Limitations on Certain “Full Value” Grants Awarded under the Plan. Notwithstanding the provisions of paragraph 4 above, with respect to 95% of the shares of Common Stock awarded under the Plan, or 5,130,000 shares (subject to adjustment under the provisions of Part VII), the minimum period over which tenure-based awards of Restricted Stock or Stock Units may vest shall be three (3) years (except in the case

TEAM, INC.

2006 STOCK INCENTIVE PLAN

of the Participant’s death, Disability or a Change of Control), and the minimum performance period over which Awards of Restricted Stock, Stock Units or Performance Share Awards shall vest shall be one (1) year (except in the case of the Participant’s death, Disability or a Change of Control).

6.	Award Agreements. Any Award granted under this Plan shall be evidenced by an agreement (“Award Agreement”) which shall be approved in form and substance by the Committee. Such Award Agreements may, in the discretion of the Committee, contain (i) forfeiture provisions applicable if a Participant’s employment or service terminates for Cause; and/or (ii) non-compete covenants applicable to a Participant who accepts such Award. Each Award Agreement shall be executed by an officer of the Company and the Participant.

7.	Eligibility. Subject to the terms of the Plan, all employees, directors, consultants and advisors to the Company shall be eligible to receive awards under the Plan.

II. STOCK OPTIONS

All Options and Option Agreements granted under the provisions of this Plan shall be subject to the following limitations and conditions:

1.	Option Price. The Option price per share with respect to each Option shall be the Exercise Price.

2.	Period of Option. The expiration date of each Option shall be fixed by the Committee at the Date of Grant, but in no event shall the expiration date be later than ten years from the Date of Grant.

3.	Holding Period. No Common Stock issued pursuant to exercise of an Option granted pursuant to this Plan may, unless the Committee determines otherwise, be sold, transferred, assigned or otherwise disposed of within six months following the Date of Grant of the Option.

4.	Shareholder Rights. Neither an Optionee nor his Successor shall have any of the rights of a shareholder of the Company by reason of holding an Option, and such shareholder rights will not exist until the certificates evidencing the shares of Common Stock purchased under the Option are properly delivered to such Optionee or his Successor.

5.	Exercise of Option. Each Option shall be exercisable from time to time over a period commencing on the Date of Grant and ending upon the expiration or termination of the Option; provided, however, the Committee may, by the provisions of any Option Agreement, postpone in whole or in part the vesting or exercisability of the Option and limit the number of shares purchasable thereunder in any period or periods of time during which the Option is exercisable. Payment of the Exercise Price for shares of Stock purchased under this Plan shall be made in full and in cash or by certified or cashier’s check made payable to the Company or a combination thereof. In addition, if permitted by the Committee or the terms of the Option Agreement, Participants may elect to pay the Exercise Price by tendering, either through actual delivery of shares of Common Stock or though attestation, shares of Common Stock (valued at Fair Market Value) owned by the Participant, or any combination thereof, equivalent to the Exercise Price. The Committee may permit a Participant to pay the Exercise Price by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the Exercise Price and any tax withholding resulting from such exercise. Exercise of an Option shall not be effective until the Company has received written notice of exercise. Such notice must specify the number of whole shares to be purchased and be accompanied by payment in full of the aggregate Exercise Price for the number of shares purchased. The

TEAM, INC.

2006 STOCK INCENTIVE PLAN

Company shall not in any case be required to sell, issue, or deliver a fractional share with respect to any Option.

6.	Nontransferability of Option. Incentive Stock Options awarded under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. Incentive Stock Options may be exercised during the lifetime of the Participant only by the Participant or his guardian or legal representative. If expressly permitted by the terms of the Option agreement, Non-Qualified Options may be transferred by a Participant to Permitted Transferees, provided that there is not any consideration for the transfer. No Option shall be pledged or hypothecated in any way and no Option shall be subject to execution, attachment, or similar process.

7.	Termination of Employment or Service. Except as provided herein, upon an Optionee’s Termination of Employment or Service his Option privileges shall be limited to the shares which were immediately purchasable by him at the date of such termination, and such Option privileges shall be exercisable by such Optionee for three months after the date of such termination, but not any later than the expiration date of the Option, at which time such Option shall expire. The Committee may, by the terms of the Option Agreement, provide for a longer or shorter period during which the Option may be exercised following Termination of Employment or Service. The granting of an Option to an eligible person does not alter in any way the Company’s existing rights to terminate such person’s employment or service at any time for any reason, nor does it confer upon such person any rights or privileges except as specifically provided for in the Plan.

8.	Death of Optionee. If an Optionee dies while in the employment or service of the Company, such Optionee’s Option shall remain exercisable by the Optionee’s Successor until the close of the business day on or immediately preceding the first annual anniversary date of the Optionee’s death, or the expiration date, if earlier, at which time such Option shall expire.

9.	Additional Limitations for Incentive Stock Options. Options granted under the Plan may qualify as “incentive stock options” as defined in Section 422 of the Code. Incentive Stock Options shall be awarded only to employees. No Incentive Stock Options shall be granted to any employee if, immediately before the Date of Grant, such employee owns more than 10% of the total combined voting power of all classes of stock of the Company or its Affiliates (as determined in accordance with the stock attribution rules contained in Section 424(d) of the Code). Provided, the preceding sentence shall not apply if at the time the Option is granted, the Option Price is increased to an amount equal to 110 percent of the Fair Market Value and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted. The aggregate Fair Market Value (determined as of the time the Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under all incentive stock option plans qualified under Section 422 of the Code sponsored by the Company or any Affiliate) shall not exceed $100,000. If any Options are awarded in excess of this limit, the excess options shall be Non-Qualified Stock Options.

III. STOCK APPRECIATION RIGHTS

1.	Definition. A Stock Appreciation Right is an Award that may be granted and entitles the holder to receive an amount equal to the difference between the Fair Market Value of the shares of Stock at the time of exercise of the Stock Appreciation Right and the Fair Market Value of Stock on the date of grant, subject to the applicable terms and conditions of the Award Agreement and the following provisions of this Part III.

2.	Eligibility. The Committee may, in its discretion, award Stock Appreciation Rights to any Participant.

TEAM, INC.

2006 STOCK INCENTIVE PLAN

3.	Exercise. A Stock Appreciation Right may be exercised under the applicable terms and conditions of the Award Agreement. A Stock Appreciation Right shall entitle the holder to receive, upon exercise of the Stock Appreciation Right, shares of Stock (valued at their Fair Market Value at the time of exercise), cash or a combination thereof, in the discretion of the Committee, in an amount equal in value to the excess of the Fair Market Value of the shares of Stock subject to the Stock Appreciation Right as of the date of such exercise over the Fair Market Value on the date of grant.

4.	Expiration Date. The “Expiration Date” with respect to a Stock Appreciation Right shall be determined by the Committee, and shall be not later than ten years from the date of grant. If the right is not exercised before the end of the day on which the right ceases to be exercisable, such right shall be deemed exercised as of such date and payment shall be made to the holder in accordance with the Award Agreement.

5.	Rights of Participants. No Participant shall have any rights as a shareholder with respect to any shares covered by a Stock Appreciation Right until the date of issuance of a stock certificate for such Common Stock.

IV. RESTRICTED STOCK

1.	Definition. Restricted Stock awards are grants of Stock to Participants, the vesting of which is subject to a required period of employment, or period of service as a director or consultant, and any other conditions established by the Committee.

2.	Eligibility. The Committee shall designate the Participants to whom Restricted Stock is to be awarded and the number of shares of Stock that are subject to the award.

3.	Terms and Conditions of Awards. All shares of Restricted Stock awarded to Participants under the Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as shall be prescribed by the Committee in its sole discretion and as shall be contained in the Award Agreement.

Restricted Stock awarded to Participants may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in Part I, paragraph 5 and otherwise herein, for a period of 10 years or such shorter period as the Committee may determine after the time of the award of such stock (the “Restricted Period”). Except for such restrictions, the Participant as owner of such shares shall have all the rights of a stockholder, including but not limited to the right to vote such shares and, except as otherwise provided by the Committee, the right to receive all dividends paid on such shares.

The Committee may in its discretion, at any time after the date of the award of Restricted Stock, adjust the length of the Restricted Period to account for individual circumstances of a Participant or group of Participants, subject to the provisions of Part I, paragraph 5.

Except as otherwise determined by the Committee in its sole discretion, a Participant whose employment or service with the Company and all Affiliates terminates prior to the end of the Restricted Period for any reason shall forfeit all shares of Restricted Stock remaining subject to any outstanding Restricted Stock Award.

TEAM, INC.

2006 STOCK INCENTIVE PLAN

Each certificate issued in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, at the discretion of the Committee, each such certificate may be deposited in a bank designated by the Committee. Each such certificate shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Team, Inc. 2006 Stock Incentive Plan and an agreement entered into between the registered owner and Team, Inc. A copy of such plan and agreement is on file in the office of the Secretary of Team, Inc., 200 Hermann Drive, Alvin, Texas 77511.

At the end of the Restricted Period for Restricted Stock, such Restricted Stock will be transferred free of all restrictions to a Participant (or his Successors).

4.	Substitution of Cash. The Committee may, in its discretion, substitute cash equal to the Fair Market Value (determined as of the date of distribution) of Stock otherwise required to be distributed to a Participant.

V. STOCK UNITS AND PERFORMANCE SHARE AWARDS

1.	Definition. A “Stock Unit” Award is the grant of a right to receive shares of Stock or cash in the future. A “Performance Share” Award is a grant of a right to receive shares of Stock or Stock Units which is contingent on the achievement of performance or other objectives during a specified period. The number of Performance Shares earned, and the value received for them, will be contingent on the degree to which the performance measures established at the time of the initial award are met. The minimum vesting or performance period for Awards of Stock Units and Performance Shares shall be subject to the provisions of Part I, paragraph 5.

2.	Eligibility. The Committee shall designate the Participants to whom Stock Units or Performance Share Awards are to be awarded, and the number of units or shares to be the subject of such awards.

3.	Terms and Conditions of Awards. For each Participant, the Committee will determine the timing of awards; the number of Stock Units or Performance Shares awarded; the value of Stock Units and Performance Shares, which may be stated either in cash or in shares of Stock; the performance measures used for determining whether the Performance Shares are earned; the performance period during which the performance measures will apply (which shall be subject to the provisions of Part I, paragraph 5); the relationship between the level of achievement of the performance measures and the degree to which Performance Shares are earned; whether, during or after the performance period, any revision to the performance measures or performance period should be made to reflect significant events or changes that occur during the performance period (subject to the provisions of Part I, paragraph 5); the number of earned Performance Shares that will be paid in cash and/or shares of Stock; and whether dividend equivalents will be paid on Stock Units, either currently or on a deferred basis. For any award of Performance Shares that is intended to be a Performance-Based Award, adjustments made by the Committee under the preceding sentence shall be limited as provided in Section VI.3 below. All Awards of Stock Units and Performance Shares shall be made in accordance with the limits set forth in Part I, paragraph 5 hereof.

4.	Payment. The Committee will compare the actual performance to the performance measures established for the performance period and determine the number of units to be paid and their value. Payment for Stock Units or Performance Shares earned shall be wholly in cash, wholly in Stock or in a combination of the two, in a lump sum or installments, and subject to vesting requirements and such other conditions as the

TEAM, INC.

2006 STOCK INCENTIVE PLAN

Committee shall provide. The Committee will determine the number of earned Stock Units or Performance Shares to be paid in cash and the number to be paid in Stock. For Stock Units or Performance Shares payable in shares of Stock, one share of Stock will be paid for each share earned, or cash will be paid for each share earned equal to either (a) the Fair Market Value of a share of Stock at the delivery date or the end of the performance period, as applicable, or (b) the Fair Market Value of the Stock averaged for a number of days determined by the Committee. For Stock Units or Performance Shares awarded in cash, the value of each share earned will be paid in its initial cash value, or shares of Stock will be distributed based on the cash value of the shares earned divided by (a) the Fair Market Value of a share of Stock at the delivery date or end of the performance period, as applicable, or (b) the Fair Market Value of a share of Stock averaged for a number of days determined by the Committee.

5.	Death or Termination of Employment or Service. A Participant whose employment or service with the Company and Affiliates terminates because of death either (i) during a performance period, or (ii) prior to the delivery date for Stock Units, shall be entitled to the prorated value of earned Performance Shares or Stock Units, at the conclusion of the performance period (or the deferred delivery date) based on the ratio of the months the Participant was employed (or during which he rendered services as a director or consultant) during the period to the total months of the performance period (or from the date of the award of the Stock Units until the deferred delivery date). If the Participant’s employment or service with the Company and Affiliates terminates for any reason other than death (i) during a performance period, or (ii) prior to the delivery date for deferred Stock Units, the Performance Shares or Stock Units will be forfeited on the date his employment or service with the Company and Affiliates terminates. Notwithstanding the foregoing provisions, but subject to the limitations contained in Part I, paragraph 5 herein, the Committee may determine that the Participant will be entitled to receive all or any portion of the Performance Shares or Stock Units that he would otherwise receive, and may accelerate the determination and payment of the shares or units or make such other adjustments as the Committee, in its sole discretion, deems desirable.

6.	Rights of Participants. No Participant shall have any rights as a shareholder with respect to any shares covered by Stock Units or Performance Shares until the date of issuance of a stock certificate for such Common Stock.

VI. PERFORMANCE-BASED AWARDS

1.	Performance-Based Awards. The Committee may grant to officers and other key employees of the Company the prospective contingent right to receive payments of stock, cash or any combination thereof as may be designated or established by the Committee (“Performance-Based Awards”), which may be documented in any form of Award provided under the Plan or through a separate form of Award Agreement as described in paragraph 2 below. Performance-Based Awards shall be earned by Participants only if specified Performance Goals are satisfied in the applicable Performance Cycle. The Committee shall, in its sole discretion, determine the officers and other key employees eligible to receive Performance-Based Awards. At the time each grant of a Performance-Based Award is made, the Committee shall establish the applicable Performance Cycle, the Performance Measure and Performance Goals in respect of such Performance-Based Award. The number of shares of stock and/or the amount of cash earned and payable in settlement of a Performance-Based Award shall be determined by the Committee at the end of the Performance Cycle. Notwithstanding anything else in the Plan to the contrary, prior to any payment of remuneration under a Performance-Based Award, the Committee shall, in a timely manner, certify that the Performance Goals and any other material terms have in fact been satisfied.

2.	Award Agreement. The Award Agreement for each Performance-Based Award shall provide that, in order for a Participant to earn all or a portion of the stock or cash subject to such Performance-Based Award, the

TEAM, INC.

2006 STOCK INCENTIVE PLAN

Company must achieve certain Performance Goals over a designated Performance Cycle having a minimum duration of one year. The Performance Goals and Performance Cycle shall be established by the Committee in its sole discretion. The Committee shall establish a Performance Measure for each Performance Cycle for determining the portion of the Performance-Based Award, which will be earned or forfeited, based on the extent to which the Performance Goals are achieved or exceeded. Performance Goals may include minimum, maximum and target levels of performance, with the size of the Performance-Based Award based on the level attained. Once established by the Committee and specified in the Award Agreement, and except as provided below, the Performance Goals and the Performance Measure in respect of any Performance-Based Award shall not be changed. The Committee may, in its discretion, eliminate or reduce (but not increase) the amount of any Performance-Based Award that otherwise would be payable to a Participant upon attainment of the Performance Goal(s) unless the Participant has a vested right under applicable employment law to receive the full Performance-Based Award. In addition, the Performance Goals and Performance Measures shall be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, and, to the extent provided for in the Award Agreement, shall be subject to adjustment for specified significant extraordinary items or events. Performance goals based on stock price shall be proportionately adjusted for any changes in the price due to a stock split.

3.	Determination of Terms of Awards. Performance-Based Awards may be made on such terms and conditions not inconsistent with the Plan, and in such form or forms, as the Committee may from time to time approve. Performance-Based Awards may be made alone, in addition to, in tandem with, or independent of other grants and awards under the Plan. Subject to the terms of the Plan, the Committee shall, in its discretion, determine the number of shares of Stock subject to each Performance-Based Award made to a Participant and the Committee may impose different terms and conditions on any particular Performance–Based Award made to any Participant. The Performance Goals, the Performance Cycle and the Performance Measure applicable to a Performance-Based Award shall be set forth in the relevant Award Agreement. The Award Agreement may provide that the Performance-Based Award will vest in connection with a Participant’s death or Disability, or a Change of Control, but may not accelerate vesting upon a Participant’s retirement or termination without cause or for good reason.

4.	Payments of Awards. Each Participant shall be entitled to receive payment in Stock or cash of the Performance-Based Awards earned in respect of a Performance Cycle, subject to the Committee’s discretion to eliminate or reduce the amount that would otherwise be payable to a Participant. Payment in settlement of a Performance-Based Award may be made in Stock, in cash, or in any combination of Stock and cash, and at such time or times, as the Committee, in its discretion, shall determine.

VII. GENERAL PROVISIONS

1.	Adjustments. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, stock split-up, combination of shares, or dividend or other distribution payable in capital stock, appropriate adjustment shall be made by the Committee in the number and kind of shares authorized or outstanding under the Plan, and the Maximum Award Limit. The Committee shall also make adjustments in the event of any distribution of assets to shareholders other than a normal cash dividend. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding Awards, or portions thereof then unexercised, shall be exercisable, to the end that the proportionate interest of the holder of the Participant shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustment in outstanding Options shall be made without change in the total price applicable to

TEAM, INC.

2006 STOCK INCENTIVE PLAN

the unexercised portion of the Option but with a corresponding adjustment in the Option price per share. The Company shall not in any case be required to sell, issue, or deliver a fractional share with respect to any Award.

(a)	In the event that the Board shall adopt resolutions recommending the dissolution or liquidation of the Company, any Option or Stock Appreciation Right Awards granted under the Plan shall terminate as of a date to be fixed by the Committee, provided that not less than thirty (30) days’ written notice of the date so fixed shall be given to each Participant and each such Participant shall have the right during such period to exercise his Option or Right as to all or any part of the shares covered thereby, including shares as to which such Option or Right would not otherwise be exercisable by reason of an insufficient lapse of time.

(b)	Upon a Change in Control, each outstanding Award shall become 100% vested as of the date of the Change in Control, provided that the Participant’s employment or service has not terminated prior to such date.

In the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization, then

(i)	If there is no plan or agreement respecting the Reorganization (“Reorganization Agreement”) or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the shares under outstanding and unexercised stock options for securities of another corporation, then any Option granted under the Plan shall terminate as of a date to be fixed by the Committee, provided that not less than thirty (30) days’ written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period to exercise his Option as to all or any part of the shares covered thereby, including shares as to which such Option would not otherwise be exercisable by reason of an insufficient lapse of time.

(ii)	If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the shares under outstanding and unexercised stock options and rights for securities of another corporation, then the Committee shall adjust the shares under such outstanding and unexercised stock options and rights (and shall adjust the shares remaining under the Plan which are then available to be optioned under the Plan, if the Reorganization Agreement makes specific provision therefor) in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion, or exchange of such stock and such Options and rights.

(c)	The term “Reorganization” as used herein shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization. The provisions hereof shall comply with Section 424(a) of the Code except to the extent the Committee determines otherwise.

(d)	Adjustments and determinations hereunder shall be made by the Committee, whose decisions shall be final, binding, and conclusive.

(e)	Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section 1 to Awards that are considered “deferred compensation” within the meaning of Code Section 409A shall be made in compliance with the requirements of Code Section 409A unless the Participant consents

TEAM, INC.

2006 STOCK INCENTIVE PLAN

otherwise; (ii) any adjustments made pursuant to this Section 1 to Awards that are not considered “deferred compensation” subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Code Section 409A or comply with the requirements of Code Section 409A unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any adjustments pursuant to this Section 1 of Part VII to the extent that the existence of such authority would cause an Award that is not intended to be subject to Code Section 409A to be subject thereto.

2.	Restrictions on Issuing Shares. The issuance of Shares under the Plan shall be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company. Without limiting the foregoing, the Company will not be obligated to sell any Shares hereunder unless the Shares are at the time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws. The Participant shall make such investment representations to the Company and shall consent to the imposition of such legends on the stock certificates as are necessary, in the opinion of the Company’s counsel, to secure to the Company an appropriate exemption from applicable securities laws.

3.	Rights to Employment. Nothing contained in this Plan or in any Award Agreement confers on any person any right to continue in the employ or service of the Company or an Affiliate, or interferes in any way with the right of the Company or an Affiliate to terminate a Participant’s services.

4.	Withholding of Taxes. All Awards and payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of Common Stock which the Participant already owns, or to which a Participant is otherwise entitled under the Plan. The Company shall have the right to deduct from all amounts paid in cash in consequence of the exercise of an Option or Stock Appreciation Right or in connection with an award of Restricted Stock or Stock Units and Performance Share Awards under the Plan any taxes required by law to be withheld with respect to such cash payments. Where a Participant is entitled to receive shares of Common Stock pursuant to the exercise of an Option or a Stock Appreciation Right or with respect to an award of Stock Units and Performance Share Awards pursuant to the Plan, the Company shall have the right to require the Participant to pay to the Company the amount of any taxes that the Company is required to withhold with respect to such shares, or, in lieu thereof, to retain, or sell without notice, a sufficient number of such shares to cover the amount required to be withheld. Upon the disposition (within the meaning of Code Section 424(c)) of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of the holding period requirements of Code Section 422(a)(1), the employee shall be required to give notice to the Company of such disposition and the Company shall have the right to require the employee to pay to the Company the amount of any taxes that are required by law to be withheld with respect to such disposition. Upon termination of the Restricted Period with respect to an award of Restricted Stock (or such earlier time, if any, as an election is made by the Participant under Code Section 83(b), or any successor provisions thereto, to include the value of such shares in taxable income), the Company shall have the right to require the Participant to pay to the Company the amount of taxes that the Company is required to withhold with respect to such shares of Common Stock or, in lieu thereof, to retain or sell without notice a sufficient number of shares of Common Stock held by it to cover the amount required to be withheld. The Company shall have the right to deduct from all dividends paid with respect to Restricted Stock the amount of taxes that the Company is required to withhold with respect to such dividend payments.

TEAM, INC.

2006 STOCK INCENTIVE PLAN

5.	Use of Proceeds. The proceeds received by the Company from the sale of Common Stock pursuant to the exercise of Options granted under the Plan shall be added to the Company’s general funds and used for general corporate purposes.

6.	Amendment, Suspension, and Termination of Plan.

(a)	The Board shall have complete discretionary authority and power to amend, suspend or terminate the Plan at any time, subject to the following provisions:

(i)	Any material amendment, including but not limited to an amendment increasing the number of shares of Common Stock provided in Part I, amending the limitations set forth in Part I, paragraph 5, increasing the Maximum Award Limit, or increasing the dollar limit designated in Part I, paragraph 4, may not be made without shareholder approval.

(ii)	The Board may not, without the Participant’s written consent, modify the terms and conditions of an Award in a manner that impairs any right or obligation previously granted.

(iii)	No amendment, suspension or termination of the Plan shall, without the Participant’s written consent, alter, terminate or impair any right or obligation under any Award previously granted under the Plan.

(b)	Unless previously terminated, the Plan shall terminate with respect to the issuance of any new Awards, and no more Awards may be granted after July 31, 2016. The Plan shall continue in effect with respect to Awards granted before termination of the Plan until such Awards have been settled, terminated, or forfeited.

7.	Section 409A. It is the intention of the Company that no Award shall be “deferred compensation” subject to Code Section 409A, unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or shares pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Code Section 409A.

TEAM, INC.

2006 STOCK INCENTIVE PLAN

Appendix B

TEAM, INC.

RESTATED NON-EMPLOYEE DIRECTORS’ STOCK PLAN

(As amended through August 1, 2009)

The following Team, Inc. Restated Non-Employee Directors’ Stock Plan (the “Plan”) is effective as of December 16, 1991, and (as amended through August 1, 2009) reads as follows:

1. Purpose. The purpose of the Plan is to strengthen the ability of Team, Inc. (the “Company”) to attract and to retain the services of experienced and knowledgeable independent individuals as members of the Board of Directors of the Company, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company, and to provide those individuals with an additional incentive to continue in their position, all being for the best interest of the Company and its stockholders. In furtherance of such purpose, Non-Employee Directors (as defined below) shall be eligible to receive Options or Awards for their services as members of the Board, in addition to any other compensation which such Non-Employee Directors may be entitled to receive.

2. Definitions.

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Affiliates” means any one or more corporations which are members of a “parent-subsidiary controlled group” as such term is defined in Section 1563(a)(1)(A) of the Code, except that “more than 50 percent” shall be substituted for “at least 80 percent” each place it appears in Section 1563(a)(1)(A) of the Code.

(c) “Award” means an award of Common Stock under the Plan.

(d) “Awardee” means a person to whom an Award has been granted under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Common Stock” means the Company’s $0.30 par value Common Stock.

(h) “Date of Grant” means the date on which an Option or Award is granted under the Plan.

(i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j) “Exercise Price” means the value per share of Common Stock that is equal to one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the last date preceding the Date of Grant on which sales of the Common Stock occurred on the Nasdaq Global Select Market or other primary market or exchange on which the Common Stock is traded.

(k) “Fair Market Value” means the mean of the opening and closing prices of the Common Stock reported on the composite tape or other reporting medium (for securities listed on the Nasdaq Global Select Market or other primary market or exchange on which the Common Stock is traded) as of the relevant date; provided, however, that if the Common Stock does not trade on the relevant date, such price shall be determined based upon the mean of the opening and closing prices of the Common Stock on the next preceding date on which trades occurred; and provided further, however, that should the primary market or exchange on which the Common Stock is traded adopt a continuous twenty-four trading policy, “Fair Market Value” for purposes of this Plan shall mean the price of the Common Stock on the last trade prior to 4:30 p.m., New York time, on any relevant date.

(l) “Non-Employee Director” means those members of the Board who are not employees of the Company or any of its Affiliates.

(m) “Option” means an option granted under the Plan. No Option shall be an “incentive stock option” (as defined in Section 422A of the Code).

(n) “Optionee” means a person to whom an Option, which is not expired, has been granted under the Plan.

(o) “Successor” means the legal representative of the estate of a deceased Optionee or Awardee or the person or persons who acquire the right to exercise an Option or own an Award by bequest or inheritance or by reason of the death of any Optionee or Awardee.

(p) “Termination of Directorship” of an Optionee or Awardee means the cessation of such Optionee’s or Awardee’s relationship with the Company that qualified him for an Option or an Award for any reason; provided, however, that if an Optionee or Awardee is both a director and officer of the Company, it shall mean such date as such person ceases to be both an officer and director.

3. Administration of Plan. The Board shall administer the Plan and shall have such powers and authority as may be necessary for them to carry out their functions as described in the Plan. The Board shall have the authority and discretion to construe and interpret the Plan and to make all other determinations necessary for Plan administration and to prescribe, amend and rescind any rules and regulations relating to the Plan. All interpretations, determinations and actions of the Board shall be final and binding on all parties.

The Board shall have the responsibility, subject to the provisions of the Plan, to identify the Non-Employee Directors to whom, and the time at which, Options and Awards may be granted, and the number of shares of Common Stock covered by each Option or Award; to establish the terms and conditions of the respective Option or Award agreements, which need not be identical, including, but without limitation, terms covering the payment of the Exercise Price of the Option and conditions of the Award.

4. Common Stock Subject to Options and Awards. The aggregate number of shares of the Company’s Common Stock which may be issued upon exercise of Options or under Awards granted under the Plan shall not exceed 1,220,000 subject to adjustment under the provisions of Paragraph 8. The shares of Common Stock to be issued upon the exercise of Options or under Awards may be authorized but unissued shares, shares issued and reacquired by the Company or shares bought on the market for the purposes of the Plan. In the event any Option shall, for any reason, terminate or expire or be surrendered without having been exercised in full, or any Award shall not vest or the shares thereunder be forfeited, the shares subject to such Option or Award shall again be available for Options or Awards to be granted under the Plan.

5. Participants. Options and Awards may be granted under the Plan to any person who is a Non-Employee Director (as that term is defined above) of the Board.

6. Option Agreements. Any Option granted under this Plan shall be evidenced by an agreement (“Option Agreement”), which shall be approved as to form and substance by the Board. Each Option Agreement shall be executed by an officer of the Company and the applicable Optionee. All Options and Option Agreements granted under the Plan shall be subject to the following limitations and conditions:

(a) Option Price. The Option price per share with respect to each Option shall be the Exercise Price.

(b) Exercise Period of Option. Options may be exercised at any time during the period beginning on the date of vesting of the particular options to be exercised and ending ten (10) years after the Date of Grant, subject to earlier termination under paragraphs 6(g) and (h) below.

(c) Vesting. In the terms of an Option Agreement, the Board may include such vesting terms and conditions of an Option as they shall deem appropriate, and they may include terms of forfeiture of Options under circumstances as may be set forth in the Option Agreement.

(d) Vesting of Shareholder Rights. Neither an Optionee nor his Successor shall have any of the rights of a shareholder of the Company by reason of holding an Option, and such shareholder rights will not vest until the certificates evidencing the shares purchased are properly delivered to such Optionee or his Successor.

(e) Exercise of Option. Each Option or portion thereof shall be exercisable from time to time over a period commencing on the date of vesting in accordance with this Plan and ending upon the expiration or termination of the exercise period of the Option. The Exercise Price of an Option shall be payable upon the exercise of the Option in cash, by certified or cashier’s check, or, with the consent of the Board, by assigning and delivering to the Company shares of Common Stock owned by the Non-Employee Director that have been held by the Non-Employee Director for at least six (6) months prior to the date of exercise or, with the consent of the Board, a combination of cash and such shares. Any shares so assigned and delivered to the Company in payment or partial payment of the Exercise Price shall be valued at the Fair Market Value on the date of exercise. Exercise of an Option shall not be effective until the Company has received written notice of exercise. Such notice must specify the number of whole shares to be purchased and be accompanied by payment in full of the aggregate Exercise Price for the number of shares purchased. The Company shall not in any case be required to sell, issue, or deliver a fractional share with respect to any Option.

(f) Nontransferability of Option. No Option shall be transferable or assignable by an Optionee otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA, or the rules thereunder. Each Option shall be exercisable, during the Optionee’s lifetime, only by such Optionee. No Option shall be pledged or hypothecated in any way and no Option shall be subject to execution, attachment, or similar process except with the express consent of the Board.

(g) Termination of Directorship. Upon an Optionee’s Termination of Directorship, such Optionee’s Option privileges shall be limited to the shares which were immediately purchasable by such Optionee at the date of such Termination of Directorship, and such Option privileges shall expire unless exercised by such Optionee on or before the second annual anniversary date of the date of such Termination of Directorship. The granting of an Option to an eligible person does not alter in any way the rights of the Company, the Board or shareholders to remove such person as a director or officer at any time or for any reason allowable under the law or the Company’s Articles of Incorporation or Bylaws, nor does it confer upon such person any rights or privileges except as specifically provided for in the Plan.

(h) Death of Optionee. If an Optionee dies while such Optionee is a member of the Board, such Optionee’s Option to purchase the total number of shares covered by the applicable Option Agreement shall thereupon become fully exercisable and shall remain exercisable by the Optionee’s Successor until the close of business on the first annual anniversary date of the Optionee’s death, at which time they shall expire.

7. Award Agreements. Any Award granted under this Plan shall be evidenced by an agreement (“Award Agreement”) which shall be approved in form and substance by the Board. Each Award Agreement shall be executed by an officer of the Company and the applicable Awardee. Awards shall be granted in accordance with the following:

(a) Terms and Conditions. Each Award shall have such terms and conditions as the Board shall provide in the Award Agreement in their discretion.

(b) Vesting. In the terms of an Award Agreement, the Board may include such vesting terms and conditions of an Award as they shall deem appropriate, and they may include terms of forfeiture of shares received under an Award under circumstances as may be set forth in the Award Agreement.

(c) Non-Transferability. An Award and any interest therein shall not be transferable or assignable prior to full, unqualified ownership of the Common Stock granted under the Award vesting in the Awardee, and/or the expiration of any period of forfeiture, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code of Title I of ERISA or the rules thereunder.

(d) Shareholder Rights. An Awardee shall not be a shareholder of any Common Stock under an Award or have any rights as a shareholder until certificates representing such stock are properly issued to such Awardee.

(e) Termination of Directorship. Upon an Awardee’s Termination of Directorship, such Awardee’s Award privileges shall be limited to the shares vested at the date of such Termination of Directorship. The granting of an Award shall not alter in any way the rights of the Company, the Board or shareholders to remove such person as a director or officer at any time or for any reason allowable under the law or the Company’s Articles of Incorporation or Bylaws, nor does it confer upon such person any rights of privileges except as specifically provided for in the Plan.

8. Adjustments.

(a) In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, stock split-up, combination of shares, or dividend or other distribution payable in capital stock, appropriate adjustment shall be made by the Board in the number and kind of shares for the purchase of which Options may be granted under the Plan, and for Award shares not vested or still subject to forfeiture under an Award (“Conditional Award”). In addition, the Board shall make appropriate adjustment in the number and kind of shares as to which outstanding Conditional Awards shall vest and Options, or portions thereof then unexercised, shall be exercisable, to the end that the proportionate interest of the holder of the Option or Award shall, to the extent practicable, be maintained as before the occurrence of such event. Any such adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the Exercise Price.

(b) In the event that the Board shall adopt resolutions recommending the dissolution or liquidation of the Company, any Option granted under the Plan shall terminate as of a date to be fixed by the Board, provided that not less than thirty (30) days’ written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period to exercise his Option as to all or any part of the shares covered thereby, including shares as to which such Option would not otherwise be exercisable by reason of an insufficient lapse of time. The Award Agreements shall provide for the effects on a Conditional Award of such an event.

(c) In the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization, then

(i) If there is no plan or agreement respecting the Reorganization (“Reorganization Agreement”) or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the shares under outstanding Conditional Awards and unexercised Options for securities of another corporation, then the Board shall take such action, and the Options shall terminate, as provided in subparagraph (b) of this Paragraph 8; or

(ii) If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the shares under outstanding Conditional Awards and unexercised Options for securities of another corporation, then the Board shall adjust the shares under such outstanding and unexercised Options or Conditional Awards (and shall adjust the shares remaining under the Plan which are then available to be optioned or awarded under the Plan, if the Reorganization Agreement makes specific provision therefor) in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion, or exchange of such stock and such Options and Conditional Awards.

(d) The term “Reorganization” as used in subparagraph (c) of this Paragraph 8 shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly owned subsidiary of another company after the effective date or the Reorganization.

(e) Adjustments and determinations under this Paragraph 8 shall be made by the Board, whose decisions shall be final, binding and conclusive.

9. Restrictions on Issuing Shares. The exercise of each Option and granting of each Award shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, an Option exercise and Award grant shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company. Without limiting the foregoing, the Company will not be obligated to sell any Shares under an Option or grant an Award unless the Shares are at the time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws. The Optionee and Awardee shall make such investment representations to the Company and shall consent to the imposition of such legends on the stock certificates as are necessary, in the opinion of the Company’s counsel, to secure to the Company an appropriate exemption from applicable securities laws if such an exemption is necessary.

10. Use of Proceeds. The proceeds received by the Company from the sale of Common Stock pursuant to the exercise of Options granted under the Plan shall be added to the Company’s general funds and used for general corporate purposes.

11. Amendment, Suspension, and Termination of Plan.

(a) The Board shall have the power to amend, suspend or terminate the Plan at any time subject to the other paragraphs of this paragraph 11.

(b) The Board may not, without the relevant Optionee’s or Awardee’s written consent, modify the terms and conditions of an Option or Award previously granted under the Plan.

(c) Except as may be provided in Paragraph 8, no amendment, suspension or termination of the Plan shall, without the Optionee’s or Awardee’s written consent, alter, terminate or impair any right or obligation under any Option or Award previously granted under the Plan.

This map is provided for the convenience of our shareholders attending the 2009 Annual Meeting of Shareholders. Complimentary parking will be provided. In case of any difficulty, please telephone the Company at (281) 331-6154.

TEAM, INC.

ANNUAL MEETING

(200 Hermann Drive)

REVOCABLE PROXY

TEAM, INC.

ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 24, 2009

3:00 P.M.

The undersigned hereby appoints ANDRE C. BOUCHARD and TED W. OWEN with full power of substitution and ratification, attorney and proxy of the undersigned to vote all shares of Team, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders to be held at Team’s offices at 200 Hermann Drive, Alvin, Texas 77511, at 3:00 p.m. (local time) on Thursday, September 24, 2009, and at any adjournment(s) or postponement(s) thereof.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA

THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

TEAM, INC. — ANNUAL MEETING, SEPTEMBER 24, 2009

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Call toll free 866-439-4324 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2. Via the Internet at https://www.proxyvotenow.com/tisi and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

5138

REVOCABLE PROXY TEAM, INC.

PLEASE MARK VOTES AS IN THIS EXAMPLE

The Board of Directors recommends a vote “FOR” All the nominees listed and FOR proposals 2, 3 and 4.

1. Election of Class II Directors

For Withhold All For All Except

Nominees: (01) Vicent D. Foster, (02) Jack A. Johnson, Jr. and (03) Robert A. Peiser

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above

Annual Meeting of Shareholders SEPTEMBER 24, 2009

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended May 31, 2010.

3. Approval of the maximum amount of compensation that may be paid to a participant for performance-based awards if the performance goal is obtained under the Team, Inc. First Amended and Restated 2006 Stock Incentive Plan.

4. Approval of the amendment and restatement of the Team, Inc. Restated Non-Employee Directors’ Stock Plan to authorize stock awards under the plan, to revise the automatic grant of options under the plan and to make certain technical revisions.

Mark here if you plan to attend the meeting

Mark here for address change and note change

For Against Abstain

For Against Abstain

This Proxy will be voted in accordance with the specifications made hereon. If no contrary specification is made, then this Proxy will be voted FOR Proposals 1, 2, 3 and 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any postponements or adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished herewith. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY in the enclosed, pre-addressed stamped envelope.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1. By Mail; or

2. By Telephone (using a Touch-Tone Phone); or

3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., September 24, 2009. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., September 24, 2009:

866-439-4324

Vote by Internet

anytime prior to

3 a.m., September 24, 2009 go to

https://www.proxyvotenow.com/tisi

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!